Exhibit 2.1

Rolf Schrömgens

Peter Vinnemeier

Malte Siewert

Dr. Stephan Stubner

European Founders Fund GmbH

Florian Heinemann

Christian Vollmann

Cyril Jaugey

Team Europe Ventures Limited

Tiburon Unternehmensaufbau GmbH

HOWZAT media LLP

Stellant Ventures Limited

I.T. Holding GmbH & Co. Beteiligungs KG

Tron Newco GmbH

trivago GmbH

Expedia, Inc.

Expedia, Inc.

TVG Representative LLC

AGREEMENT

For the Sale and Purchase of 23,751 Shares in

trivago GmbH

(to be recorded by a German public notary)

21st of December 2012

INDEX OF DEFINITIONS

Term	Defined in Clause
Adjusted Tax Escrow Amount	6.6.2(b)(iii)

Affiliate(s)	shall mean an affiliated company according to sec. 15 German Stock Corporation Act

AktG	5.2.7

Base Share Capital	7.1.5(i)

BGB	2.7

Binding Tax Claim Decision	6.6.2(b)(v)

Breaching Seller	6.1.1

Business Day	18.3

Business Premises	5.5.4

Cash	5.6.3

Cash Purchase Price	3.1.3

Closing	4.1.1

Closing Date	4.1.1

Closing Conditions	4.1.1

Company	Parties

Company’s Information Technology	5.7.8

Company Marks	13.1.1

Competiton Commission	4.2.2

Contaminants	5.7.8

Confirming Party	4.2.4

Data Room	8.2.2(b)

Deferred Equity Consideration	3.1.2

Deferred Participant	10.1.6(d)

De Minimis Amount	6.4

End Date	4.3.1

Escrow Account	3.1.1(b)

Escrow Agent	3.3.1

Escrow Agreement	3.3.5

Escrow Amount	3.1.1(c)

Escrow Release Amounts	3.3.2(b)

Escrow Release Dates	3.3.2(b)

EURIBOR	18.4

Expense Account	3.1.1(c)

Term	Defined in Clause
Existing Articles of Association	2.1

Existing Shareholders’ Agreement	2.3.1

Expense Account	3.1.1(c)

Expense Reimbursement Amount	3.1.1(c)

FCO	4.2.1

Financial Statements	5.3.1

First Escrow Release Amount	3.3.2(a)

First Escrow Release Date	3.3.2(a)

First Period Unpaid Claims	3.3.2(a)

Fiscal Authority	5.14.1

Guarantee Claim	6.1.2

Guarantor	Parties

Guarantor Parent	Parties

GWB	4.2.1(b)

HGB	8.2.1

Incentive Plan	10.1.6

Increase Tax Escrow Amount	6.6.2(b)(ii)

Indemnifiable Taxes	7.1.1

Indemnification Due Date	7.1.5

Individual Purchase Price Amount	3.1.1(a)

Insurance Policies	5.13.1

Intellectual Property Rights	5.7.1

Latest Balance Sheet	5.3.1

Lease Agreements	5.5.2

Legal Disputes	5.16

Legal Requirements	5.2.10

Legal Terms	18.6.2

Legally Binding Transactions	5.2.10

Liability Cap	6.6.1

Majority Sellers	9.6.5

Management Accounts	5.3.1

Managing Sellers	Parties

Managing Sellers Shares	2.2.1(c)

Material Adverse Effect	5.19.2

Term	Defined in Clause
Material Agreement	5.10.1

Material Finding	6.6.2(b)(i)

Merger Clearance Jurisdiction	4.2.3

New MD Service Agreement	2.6

Non-Managing Sellers	Parties

Non-Managing Sellers Shares	2.2.1 (d)

Notices	17.1

Offer	10.1.6(a)

OFT	4.2.2

Open Source Software	5.7.9

Options	10.1.6

Option Agreement	10.1.6(b)

Participant(s)	10.1.6

Party/ies	Parties

Pro Rata Share	3.3.3

Public Grants	5.15

Purchase Price	3.1.3

Purchaser	Parties

Purchaser Share Issuance	10.1.6(c)

Real Property	5.5.1

Release Dates	3.3.2(c)

Relevant Participation	7.1.5(i)

Relevant Tax Returns	7.2.2

Remaining Tax Escrow Amount	6.6.2(b)(iv)

Representative	Parties

Second Escrow Release Amount	3.3.2(b)

Second Escrow Release Date	3.3.2(b)

Seller Information	12.1.4

Sellers	Parties

Seller’s Account	3.2.1

Sellers Guarantees	5.1

Sellers’ Knowledge	5.22

Sellers Shares	2.2.1(d)

Settlement Amount	10.1.6(a)

Shareholders’ Agreement	2.5

Term	Defined in Clause
Shareholders List	1.1.1

Share Capital Increase	4.4.1(e)(i)

Shares	1.1.2

Signing Date	2.5

SPA 2010	Preamble (A)

Tax	5.14.1

Tax Claims	6.6.2

Tax Escrow Amount	3.3.2(a)

Tax Return	5.14.2

Third Escrow Release Date	3.3.2(c)

Third Party Claims	6.8.1

Third Party Contracts	5.9

Threshold	6.5

Transaction	Preamble (B)

Transaction Documents	9.6.2(a)

Unpaid Claims	3.3.2(b)

UStG	3.4

VAT	3.4

INDEX OF SCHEDULES AND EXHIBITS

Reference	Description

Exhibit 1.1.1	List of shareholders and shares in Company

Exhibit 2.3.2	List of claims and agreements between Company and Sellers

Exhibit 2.5	Shareholders’ Agreement

Exhibit 2.6	Managing directors’ service agreements

Exhibit 2.7	Declarations regarding consent to sale and transfer of shares sec. 1365, 1423 of the BGB

Exhibit 3.1.1	List of Individual Purchase Price Amounts and Seller’s Accounts

Exhibit 3.2.2	Purchaser’s bank account

Exhibit 3.3.5	Escrow Agreement

Exhibit 4.2.4	Confirmation regarding German merger clearance

Exhibit 4.2.5	Confirmation regarding UK merger clearance

Exhibit 4.4.1(f)	Shareholders’ resolution of the Company at Closing

Exhibit 4.4.2	Draft of the new shareholders’ list

Exhibit 4.4.3	Draft of the closing memorandum

Schedule 5.2.3	Commercial register excerpt

Schedule 5.3.1(ii)	Financial Statements, Latest Balance Sheet and Management Accounts

Schedule 5.3.4	List of liabilities of the Company

Exhibit 5.4	Operating matrix

Schedule 5.5.2	List of lease agreements, usufructuary leases and use agreements

Schedule 5.5.3	List of ancillary agreement

Schedule 5.5.4	List of Business Premises

Schedule 5.6.2	List of current and fixed assets

Schedule 5.7.2	List of trademarks and domain names

Schedule 5.7.3	Android & iOs App Contracts

Schedule 5.7.6	Undertakings regarding Reise Aktuell

Schedule 5.7.9	Open Source Software

Schedule 5.8	List of business partners

Schedule 5.9	List of Third Party Contracts

Schedule 5.10.1	Material Agreements

Schedule 5.10.4	List of related party transactions

Schedule 5.11.1	List of all officers, managing directors, and employees

Schedule 5.11.2	Existing Managing Sellers service agreements

Reference	Description

Schedule 5.11.3	List of all bonus and monetary payments

Schedule 5.12	List of bank accounts

Schedule 5.13.1	List of insurance policies

Schedule 5.13.2	List of occurred events not yet covered by Insurance

Schedule 5.14.6	List of permanent establishments

Schedule 5.14.7	Disclosure regarding tax audit

Schedule 7.1.1(e)	Disclosure regarding dividends

Exhibit 8.2.2(b)	Joint instruction letter to acting notary regarding data room

Exhibit 9.1.4	Operating budget

Exhibit 9.4.4	List of domains to be transferred

Exhibit 10.1.5	Deferred Equity Consideration

Exhibit 10.1.6(i)	List of Participants of the Incentive Plan

Exhibit 10.1.6(ii)	List of the terms and conditions of the Incentive Plan

Exhibit10.1.6(a)	List of Settlement Amounts

Exhibit 10.1.6(b)	Option Agreement

Schedule 10.1.9	List of agreements or arrangements with Managing Sellers

Exhibit 10.1.10	Actions not to be taken by Purchaser

Agreement

for the Sale and Purchase of 23,751 Shares in trivago GmbH

dated 21 December 2012

PARTIES:

(1)	Rolf Schrömgens, born 2 June 1976, residing at Columbusstraße 62, 40549 Düsseldorf, Germany (the Seller 1);

(2)	Peter Vinnemeier, born 10 September 1974, residing at Comeniusstraße 8, 40545 Düsseldorf, Germany (the Seller 2);

(3)	Malte Siewert, born 8 December 1974, residing at Lohengrinstraße 5, 40545 Düsseldorf, Germany (the Seller 3)

(Seller 1, 2 and 3 collectively referred to as the Managing Sellers);

(4)	Dr. Stephan Stubner, born 19 June 1974, residing at Funkenburgstraße 24, 04105 Leipzig, Germany (the Seller 4);

(5)	European Founders Fund GmbH, a limited liability company incorporated under German law, registered with the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Munich under registration no. HRB 173912 and with registered offices at Luisenstraße 14, 80333 Munich, Germany (the Seller 5);

(6)	Florian Heinemann, born 15 January 1976, residing at Marthashof 7, 10435 Berlin, Germany (the Seller 6);

(7)	Christian Vollmann, born 10 November 1977, residing at Almstadtstraße 16, 10119 Berlin, Germany (the Seller 7);

(8)	Cyril Jaugey, born 20 June 1975, residing at Kringsweg 16, 50931 Köln, Germany (the Seller 8);

(9)	Team Europe Ventures Limited, a limited liability company incorporated under the laws of England and Wales, registered with Companies House in Cardiff under registration no. 05831082 and with registered office at 69 Great Hampton Street, Birmingham, B18 6EW, Great Britain, with a German branch registered with the commercial register of the Lower Court (Amtsgericht) of Berlin Charlottenburg under registration no. HRB 115038 B and with registered offices at Monbijouplatz 10, 10178 Berlin, Germany (the Seller 9);

(10)	Tiburon Unternehmensaufbau GmbH, a limited liability company incorporated under German law, registered with the commercial register of the Lower Court (Amtsgericht) of Munich under registration no. HRB 138866 and with registered offices at Nymphenburger Straße 13-15, 80335 Munich, Germany (the Seller 10);

(11)	HOWZAT media LLP, a limited liability partnership incorporated under the laws of England and Wales, registered with Companies House in London under registration no. OC323706 and with registered office at 1 Alfred Place, London, WC1E 7EB, Great Britain (the Seller 11);

(12)	Stellant Ventures Limited, a limited liability company incorporated under the laws of England and Wales, registered with Companies House in Cardiff under registration no. 06467378 with registered office at 69 Great Hampton Street, Birmingham, B18 6EW, Great Britain, with a German branch registered with the commercial register of the Lower Court (Amtsgericht) of Cologne under registration no. HRB 62686 and with registered offices at Kallenberg 25, 42929 Wermelskirchen, Germany (the Seller 12);

(13)	I.T. Holding GmbH & Co. Beteiligungs KG, a limited liability partnership incorporated under German law, registered with the commercial register of the Lower Court (Amtsgericht) of Berlin Charlottenburg under registration no. HRA 44480 B, with registered offices at Helmstedter Straße 12, 10717 Berlin, Germany (the Seller 13)

(Sellers 4 to	13 collectively referred to as the Non-Managing Sellers and Seller 1 to Seller 13 collectively referred to as the Sellers);

(14)	Tron NewCo GmbH, a company incorporated under the laws of Germany, registered with the commercial register (Handelsregister) of the Lower Court (Amtsgericht) of Hamburg under registration no.HRB 125183 with registered office at Landshuter Allee 10, 80637 Munich, Germany (the Purchaser);

(15)	trivago GmbH a limited liability company incorporated under German law, registered with the commercial register of the Lower Court (Amtsgericht) of Düsseldorf under registration no. HRB 51842 and with registered offices at Bennigsen Platz 1, 40474 Düsseldorf, Germany (the Company)

(the Sellers, the Company and the Purchaser collectively referred to as the Parties and individually as Party);

(16)	TVG Representative LLC, a Delaware limited liability company with a registered office at c/o the Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, USA (the Representative);

(17)	Expedia, Inc. a company incorporated under the laws of the State of Washington, USA, registered under State of Washington company number 601-975-803 with registered address 1780 Barnes Boulevard SW, Bldg G, Tumwater, Washington 98512 USA and business address at 333 108th Avenue NE, Bellevue, WA 98004, USA (the Guarantor),

solely with respect to the obligations set out in clauses 3.3.5, 11, 14, 17 and 18; and

(18)	Expedia, Inc. a company incorporated in Delaware, United States of America, incorporated under the laws of the State of Delaware, USA, being registered under State of Delaware company number 3956616 with registered address 160 Greentree Drive, Suite 101, Dover, Delaware 19904, USA and business address at 333 108th Avenue NE, Bellevue, WA 98004, USA (the Guarantor Parent)

solely with respect to the obligations set out in clauses 3.1.2, 10.1.5, 17 and 18.

WHEREAS

(A)	The Sellers are all shareholders of the Company. Seller 13 acceded as a shareholder to the Company pursuant to a share sale and purchase agreement dated 10 December 2010 (notarial deed no. 2392/2010H of the Düsseldorf notary Dr. Henryk Haibt) (the SPA 2010).

(B)	The Managing Sellers intend to sell to the Purchaser part of the shares they individually hold in the Company; the Non-Managing Sellers intend to sell to the Purchaser all of the shares they individually hold in the Company; the Purchaser intends to purchase these shares as set out in clause 2.2.1 (the Transaction).

IT IS AGREED:

1.     CORPORATE STATUS

1.1	The Company

1.1.1 The registered share capital (Stammkapital) of the Company equals EUR 37,850 (thirty-seven thousand eight hundred and fifty euros) all of which is held by the Sellers with each of the Sellers holding the shares as set out in Exhibit 1.1.1 and as evidenced by the shareholder list filed with the commercial register of the Company and dated 23 December 2010 (the Shareholders List).

In the Shareholders List the Sellers are recorded as the holders of the Shares. No objection (Widerspruch) has been lodged against the Shareholders List.

1.1.2 In this Agreement, all shares which the Sellers hold in the Company are collectively referred to as the Shares, regardless of whether the number, nominal amounts and consecutive numbering of the shares or the registered share capital of the Company correspond to the aforementioned details.

2.     SALE AND ASSIGNMENT OF THE SHARES; RIGHT TO PROFITS

2.1	Shareholders’ meeting of the Company

For the purpose of transferring the Sellers Shares (as defined in clause 2.2.1(d)) to the Purchaser and performing all obligations under this Agreement and other agreements and documents related hereto, the Sellers, waiving all requirements as to form and notice for convening and holding a shareholders’ meeting under law, under the Company’s articles of association of 6 January 2011 (the Existing Articles of Association) or otherwise prescribed, hold a shareholders’ meeting of the Company and resolve unanimously that (i) consent in accordance with § 12 (a) of the Existing Articles of Association is granted to the sale and transfer of the Sellers Shares pursuant to clause 2.2; and (ii) all shareholders of the Company approve the shareholders’ resolution on dividend distribution for the fiscal year 2011 as proposed by the management of the Company on 4 June 2012.

2.2	Sale, Purchase and Transfer of the Sellers Shares

2.2.1 Each Seller hereby sells (verkauft) the following Shares to the Purchaser upon the terms and conditions of this Agreement and transfers (tritt ab) such Shares subject to the conditions precedent (aufschiebende Bedingungen) of (i) the satisfaction of the Closing Conditions pursuant to clauses 4.2.1 and 4.2.2 and (ii) receipt by (x) such Seller of its Individual Purchase Price Amount as allocated to it pursuant to clause 3.1.1 and Exhibit 3.1.1, (y) the Escrow Amount by the Escrow Agent and (z) the Expense Reimbursement Amount by the Escrow Agent, in each case, pursuant to clause 3.1 as evidenced by the receipt by the acting notary of the payment confirmations or confirmations by the bank in accordance with clause 4.4.1(d):

(a)	Seller 1: 2,187 of his Shares with consecutive no. 12,901 to 13,100 and 3,377 to 5,363 of the Shareholders List;

(b)	Seller 2: 1,636 of his Shares with consecutive no. 22,791 to 22,900 and 15,636 to 17,161 of the Shareholders List;

(c)	Seller 3: 1,053 of his Shares with consecutive no. 28,317 to 28,850 and 27,059 to 27,577 of the Shareholders List (the Shares to be sold by Seller 1, Seller 2 and Seller 3 collectively the Managing Sellers Shares); and

(d)	Sellers 4 to 13: each individually all of the Shares held by such Seller as set out in Exhibit 1.1.1 lit (d) through (m) (the Non-Managing Sellers Shares, and the Non-Managing Sellers Shares and the Managing Sellers Shares collectively the Sellers Shares).

2.2.2 The Purchaser hereby accepts the sale and transfer of the Sellers Shares, and acknowledges and agrees that the sale and transfer of shares by a Seller to Purchaser is, in each case, a separate and individual agreement to sell and transfer such Sellers Shares between such Seller and the Purchaser.

2.3	Consent and Waivers by Sellers to the Sale and Transfer of the Sellers Shares

2.3.1 For the purpose of transferring the Sellers Shares to the Purchaser and performing all obligations hereunder or any other agreement or document related hereto, the Sellers hereby (i) agree that § 6.3 of the shareholders’ agreement entered into by the Sellers and the Company in relation to the Company and dated 10 December 2010 (Annex 7 to the notarial deed no. 2392/2010H of the Düsseldorf notary Dr. Henryk Haibt) (the Existing Shareholders’ Agreement) shall not apply to the transfer of the Sellers Shares pursuant to clause 2.2.1; (ii) waive any rights they have in relation to rights of first refusal (Vorerwerbsrechte) or drag-along rights (Mitveräußerungspflichten) pursuant to the Existing Shareholders’ Agreement regarding the transfer of the Sellers Shares pursuant to clause 2.2.1; and (iii) for the purpose of transferring the Sellers Shares to the Purchaser and for consummating the transactions contemplated by this Agreement and effective as of Closing, waive any rights, any notice requirements or restrictions (including transfer limitations, restrictions, repurchase rights, reimbursement rights or any other similar restrictions, limitations or rights) towards any of the Sellers in any other agreement or arrangement between or among all of the Sellers or any of the Sellers.

2.3.2 The Parties have agreed that effective as of the Closing, with the exception of (i) the claims and agreements set out in this Agreement and (ii) such claims and agreements listed in Exhibit 2.3.2, each of the Sellers (a) waives any claims it might have against the Company (other than employment related claims) and (b) terminates all agreements such Seller has entered into with the Company (other than the New MD Service Agreements or any agreements that are not to be replaced by the New MD Service Agreements) and including the agreements set out in Schedule 5.10.4, provided that the Sellers shall have no liability for any Taxes triggered by the waivers and terminations pursuant to this clause 2.3.2.

2.4	Right to Profits

The sale of the Sellers Shares shall include any and all rights and obligations associated with, or otherwise pertaining to, the Sellers Shares, including but not limited to, the rights to receive dividends of the Company for the current and past financial year of the Company other than such dividends that have already been distributed in the past.

2.5	Shareholders’ Agreement

On the date this Agreement is formally recorded by a civil law notary (Signing Date), the Purchaser, the Managing Sellers and the Company have also entered into a shareholders’ agreement (the Shareholders’ Agreement) as attached as Exhibit 2.5 hereto, which shall replace the Existing Shareholders’ Agreement and shall enter into force on the Closing Date and subject to the Closing of this Agreement. The Sellers and the Company agree that the Existing Shareholders’ Agreement shall be terminated and of no further force and effect with effect as of the Closing.

2.6	Managing Directors’ Service Agreements

The Company and each of the Managing Sellers have entered into the respective managing director service agreements as attached hereto as Exhibit 2.6 (the New MD Service Agreement) on the Signing Date under this notarial deed, which shall (i) replace the existing managing director service agreements in force immediately prior to the Closing Date; (ii) enter into force on the Closing Date and subject to the Closing; and (iii) include revised non-compete obligations which shall replace the non-compete agreements entered into by the Managing Sellers and the Company and dated 10 December 2010 (annex 3 to the notarial deed no. 2392/210H of the Düsseldorf notary Dr. Henryk Haibt) which apply immediately prior to the Closing Date.

2.7	Consent pursuant to Sec. 1365, 1423 of the BGB

On or prior to the Signing Date, each of Seller 1, Seller 2, Seller 4, Seller 6 and Seller 7 delivered written declarations of their respective spouses (Ehegatten bzw. Lebenspartner einer eingetragenen Lebenspartnerschaft) which live in the matrimonial property regimes (ehelicher Güterstand) of common accrued gains (Zugewinngemeinschaft) or joint property (Gütergemeinschaft) granting consent to the sale and transfer of their respective Sellers Shares pursuant to sec. 1365 or 1423 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) as attached hereto as Exhibit 2.7. As soon as such declarations have been obtained as a certified original, such declaration is to be provided to the acting notary.

3.     PURCHASE PRICE; PAYMENT OF THE PURCHASE PRICE

3.1	Purchase Price

The purchase price for the Sellers Shares is due and payable as follows in accordance with this clause 3 and clauses 4.4.1(d) and 9.6.10:

3.1.1 On the Closing Date:

(a)	EUR 375,898,400 (three hundred seventy-five million eight hundred ninety-eight thousand four hundred euros) as the aggregate amount out of which such amounts shall be allocated to each individual Seller’s Accounts as set out next to the respective Sellers’ name in Exhibit 3.1.1 (each an Individual Purchase Price Amount);

(b)	EUR 50,000,000 (fifty million euros) to the escrow account (the Escrow Account) described in the Escrow Agreement pursuant to Exhibit 3.3.5 (the Escrow Amount), which amount shall not be increased by, nor shall it include, any interest and dividends earned on the amount held in the Escrow Account; and

(c)	EUR 500,000 (five hundred thousand euros) (the Expense Reimbursement Amount) to the escrow account described in the Escrow Agreement pursuant to Exhibit 3.3.5 (the Expense Account).

3.1.2 EUR 42,632,216 (forty-two million six hundred thirty two thousand two hundred sixteen euros) in the form of common stock, par value USD 0.0001 per share, of the Guarantor Parent to be issued to the Managing Sellers in accordance with the provisions included in Exhibit 10.1.5 (the Deferred Equity Consideration).

3.1.3 The aggregate of the amounts stated in clause 3.1.1(a), the Escrow Amount and the Expense Reimbursement Amount shall be defined as the Cash Purchase Price and the Cash Purchase Price together with the Deferred Equity Consideration shall be defined as the Purchase Price.

3.2	Payment Procedures

3.2.1 The Cash Purchase Price and any other payments in cash by the Purchaser to the Sellers based on this Agreement shall, except as otherwise provided for in this Agreement, be paid by the Purchaser in euros via bank transfer, free of charges, deductions and fees, with same day value to the Sellers respective bank accounts as set out in Exhibit 3.1.1 or, if the respective Seller’s bank account is not included in Exhibit 3.1.1, such bank account as the Seller shall notify to the Purchaser in writing prior to the Closing Date (each a Seller’s Account). For the purpose of facilitating the payment procedure, the Sellers shall use reasonable efforts to use bank accounts with as few different banks as reasonably possible.

3.2.2 Any payments in cash by any of the Sellers to the Purchaser based on this Agreement shall, except as otherwise provided for in this Agreement, be paid by such Seller in euros via bank transfer, free of charges, deductions and fees, with same day value to the following account of the Purchaser as set forth in Exhibit 3.3.2.

3.3	Escrow Account; Disbursement

3.3.1 Purchaser shall ensure that (i) the Escrow Account is held and administered by the public notary Stephan Cueni, with office in Basel, Switzerland, his successor in office or any other escrow agent that the Representative and the Purchaser agree upon (the Escrow Agent) for the satisfaction of claims by the Purchaser against one, several or all Sellers arising under, relating to or in connection with this Agreement; and (ii) the Expense Account is held and administered by the Escrow Agent for the purpose of paying and/or reimbursing any costs and expenses incurred by the Representative in connection with any and all matters related to this Agreement (and which the Representative is otherwise entitled to incur pursuant to clause 9.6). All costs of the Escrow Account and the Expense Account shall be debited to the Escrow Account and the Expense Account, as applicable. Any interest or dividends accruing on the Escrow Account and the Expense Account – minus, in each case, any withholding tax (Quellensteuer) – shall be credited to the Escrow Account and the Expense Account, as applicable, for the account of the Sellers and shall not be subject to reduction or offset for indemnities or any other obligations of the Sellers hereunder (except in the case of the Expense Account, as otherwise permitted pursuant to this Agreement including clause 9.6) and shall be paid to the respective Seller’s Accounts.

3.3.2 The Escrow Amount shall be released from the Escrow Account to the Sellers as follows:

(a)

on the fifth (5th) Business Day following the day which is eighteen (18) months after the Closing Date (the First Escrow Release Date), in an amount equal to the Escrow Amount, less the sum of (i) the aggregate amount of all claims paid from the Escrow Account prior to the First Escrow Release Date; (ii) the aggregate amount of any unpaid claims (except for unpaid Tax Claims) made by the Purchaser against the Escrow Amount on or prior to the First Escrow Release Date (the First Period Unpaid Claims) of which the Purchaser has notified the Representative in writing and which are reasonably specified regarding nature and amount; (iii) EUR 10,000,000 (the Tax Escrow Amount); and (iv) if any, the Increase Tax Escrow Amount (pursuant to clause 6.6.2(i)) to (iv); the result of such calculation the First Escrow Release Amount); and

(b)	on 8 January 2017 (the Second Escrow Release Date), the then-remaining balance of the Escrow Amount, less the sum of (i) the aggregate amount of (x) any remaining First Period Unpaid Claims and (y) any unpaid claims (except for unpaid Tax Claims) made during the period between the First Escrow Release Date and the Second Escrow Release Date that were not time-barred (verjährt) at the time of the claim being made of which the Purchaser has notified the Representative in writing and which are reasonably specified regarding nature and amount (the claims referred to in (x) and (y) collectively the Unpaid Claims); and (ii) the Remaining Tax Escrow Amount (the result of such calculation, the Second Escrow Release Amount, and together with the First Escrow Release Amount, the Escrow Release Amounts), except as otherwise provided in clause 3.3.3;

(c)	at any time following the Second Escrow Release Date, the Remaining Tax Escrow Amount shall be released if and to the extent an amount of the Remaining Tax Escrow Amount is not any longer required to cover Tax Claims pursuant to clause 6.6.2 in accordance with clause 3.3.4 (any such time the Third Escrow Release Date, and together with the First Escrow Release Date and the Second Escrow Release Date, the Escrow Release Dates).

provided that, in the event that any Escrow Release Amount is less than zero (0), no amount shall be paid or otherwise released from the Escrow Account; provided further that the Escrow Agent shall be instructed to release the respective Escrow Release Amount no later than five (5) Business Days following the applicable Escrow Release Date.

3.3.3 On each Escrow Release Date, the Representative and the Purchaser, except as otherwise provided hereinafter, shall, through a joint written declaration to the Escrow Agent, instruct the latter to pay the applicable Escrow Release Amount (plus any interest or dividend accrued on such Escrow Release Amount) without undue delay (unverzüglich) to the Sellers based on each Seller’s Pro Rata Share. Pro Rata Share means, with respect to a Seller, the quotient, expressed as a percentage rounded up or down to the nearest fourth decimal place (for example: 3.17345 is rounded 3.1735), of (i) the amount of the Cash Purchase Price paid to such Seller pursuant to clause 3.1.1 at the Closing, divided by (ii) the aggregate amount of the Cash Purchase Price paid to all of the Sellers pursuant to clause 3.1.1 at the Closing. To the extent that any Guarantee Claim has been brought against the Escrow Account for the breach by a Seller of any of such Seller’s Guarantees in clause 5.2.2, 5.2.4, 5.2.5 and 5.2.9(b) and any other claims for which the Sellers are liable individually and severally

(einzelschuldnerisch), (i) the aggregate amount that the Purchaser may recover from the Escrow Account from such Seller with respect to all breaches of the Sellers Guarantees or any other claim for breaches arising under, relating to or in connection with this Agreement shall not exceed such Seller’s Pro Rata Share of the Escrow Amount and (ii) the amount of any Escrow Release Amount to be paid to such Seller pursuant to the preceding sentences shall be reduced by the aggregate amount that was paid to the Purchaser from the Escrow Amount for all such breaches by such Seller.

3.3.4 In case the Purchaser asserts a claim against the Escrow Amount based on a claim the Purchaser has against one, several or all Sellers arising under, relating to or in connection with this Agreement for part or all of the Escrow Amount and of which the Purchaser has notified the Representative with a copy of such notice to the Escrow Agent:

(a)	at any time following the Closing Date, if and to the extent to which (i) any claim or a Tax Claim notified by the Purchaser is acknowledged by the Representative or (ii) (a) a claim (other than a Tax Claim) is awarded by a competent arbitrator or arbitration panel or court without further recourse (rechtskräftig), or (b) a Tax Claim is finally (formell und materiell bestandskräftig) determined by the competent tax authority, as applicable, then in each case the Representative and the Purchaser shall instruct the Escrow Agent, through joint written declaration, to pay out a corresponding amount for such claim or Tax Claim from the Escrow Account to the Purchaser;

(b)	at any time from the First Escrow Release Date to the Second Escrow Release Date, if (i) in relation to any First Period Unpaid Claim an arbitrator or an arbitration panel or court decides without further recourse that the Purchaser is not entitled to such First Period Unpaid Claim or (ii) in relation to a Tax Claim there is a Binding Tax Claim Decision pursuant to clause 6.6.2(b)(v), then, in each case, the Representative and the Purchaser shall instruct the Escrow Agent by a joint written declaration, to pay out the corresponding amount for such claim or Tax Claim from the Escrow Account to the Sellers based on their Pro Rata Share of the Escrow Amount; and

(c)	at any time following the Second Escrow Release Date, if (i) in relation to an Unpaid Claim an arbitrator or an arbitration panel or court decides without further recourse that the Purchaser is not entitled to the Unpaid Claim or (ii) in relation to a Tax Claim there is a Binding Tax Claim Decision pursuant to clause 6.6.2(b)(v), then, in each case the Representative and the Purchaser shall instruct the Escrow Agent by a joint written declaration to pay out the corresponding amount from the Escrow Account to the Sellers based on their Pro Rata Share of the Escrow Amount.

3.3.5 The Parties and the Guarantor shall enter into an escrow agreement (the Escrow Agreement) with the Escrow Agent; the Escrow Agreement shall be substantially in the form of the draft enclosed in Exhibit 3.3.5. The Escrow Agreement must be executed by the Closing Date at the latest. To the extent joint instructions are required under this Agreement, such instructions must be executed by both the Representative and the Purchaser (without any undue delay).

3.3.6 For the avoidance of doubt, the Parties agree that the Escrow Agent shall not release all or any portion of the Escrow Amount without first receiving a joint written instruction from the Purchaser and the Representative. Provided that at the time the joint written instruction is to be issued no Representative is appointed, the Purchaser shall be entitled to issue an instruction on its own unless the Sellers have appointed a new representative as successor pursuant to clause 9.6.7 within a period of 40 Business Days from the time the joint written instruction is to be issued.

3.4	Value Added Tax

The Parties all assume that no value added tax pursuant to the German Value Added Tax Act (Umsatzsteuergesetz – UStG) or comparable foreign tax under the laws of another jurisdiction (VAT) shall accrue for the transaction provided for in this Agreement. None of the Sellers shall waive the exemption pursuant to Section 9 of the UStG or any applicable foreign Value Added Tax law. If one of the Sellers violates this obligation, (i) the Purchase Price shall be inclusive of the Value Added Tax, and such Seller shall indemnify each of the other Sellers for any such reduction to the Pro Rata Share of the Cash Purchase Price they would have otherwise received if not for such action taken by such Seller and (ii) – in case a reverse charge regime applies – the Purchaser shall be indemnified by the respective Seller from any Value Added Tax liability of the Purchaser caused by such violation.

4.     CLOSING

4.1	Closing Date

4.1.1 The Representative (on behalf of the Sellers) and the Purchaser shall effect the transfer of the Sellers Shares and the other actions set forth in clauses 4.4.1(a) to (e), (collectively referred to as the Closing) on the later of (i) 8 February 2013; and (ii) the day which is five (5) Business Days after the date on which the conditions precedent (aufschiebende Bedingungen) set forth in clauses 4.2.1 and 4.2.2 (such conditions precedent in clauses 4.2.1 and 4.2.2, the Closing Conditions) are fulfilled for the first time. The day on which the Closing actually takes place shall be referred to as the Closing Date.

4.2	Closing Conditions

4.2.1 Merger control clearance of the German Federal Cartel Office (FCO) which shall be deemed granted only if:

(a)	the FCO has cleared the proposed acquisition; or

(b)	the FCO has confirmed in writing that the Transaction is not notifiable under sec. 35 et seqq. of the German Law against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen - GWB); or

(c)	the one-month waiting period from submission of a complete notification to the FCO has expired without the notifying undertakings having been notified by the FCO in accordance with sec. 40 para. 1 sentence 1 of the GWB that it has commenced a formal investigation of the concentration; or

(d)	the four-month waiting period pursuant to sec. 40 para. 2 sentence 2 of the GWB has expired without the FCO, (x) having prohibited the concentration, or, (y) having agreed with the notifying undertakings to extend such waiting period in accordance with sec. 40 para. 2 sentence 4 no. 1 of the GWB; or

(e)	an extended investigation period agreed to with the notifying undertakings pursuant to sec. 40 para. 2 sentence 4 no. 1 of the GWB has elapsed, without any of the events mentioned in para. (d) (x) or (y) of this clause 4.2.1 having occurred; or

(f)	the FCO has referred the proposed transaction to the European Commission under Article 22 para. 1 of the ECMR and this request was accepted and thereupon the proposed concentration was cleared by the European Commission or the investigation period open to the European Commission has elapsed without incident.

4.2.2 Merger control clearance of the UK Office of Fair Trading (OFT) or the UK Competiton Commission (Competition Commission) which shall be deemed granted only if:

(a)	confirmation having been received in form satisfactory to the Purchaser from the OFT that it does not intend to refer the transaction contemplated by this Agreement or any matters arising therefrom to the Competition Commission; or

(b)	following a reference of the Transaction or any matters arising therefrom to the Competition Commission, confirmation having been received from the Competition Commission that the Transaction may proceed as proposed by the Parties; or

(c)	the OFT has referred the proposed transaction to the European Commission under Article 22 para. 1 of the ECMR and this request was accepted, and thereupon the proposed concentration was cleared by the European Commission as proposed by the Parties or the investigation period open to the European Commission has elapsed without incident.

4.2.3 For purpose of clauses 4.2.1 and 4.2.2, merger control clearance in these jurisdictions (the Merger Clearance Jurisdictions) shall not be deemed fulfilled if any of such authorities explicitly state that clearance is granted for the acquisition of joint control over the Sellers Shares.

4.2.4 Without undue delay (unverzüglich) after the first of the events according to clauses 4.2.1(a) to (f) has occurred, the Purchaser and the Representative shall submit to the acting notary a duly signed confirmation on the satisfaction of the Closing Condition contained in clause 4.2.1 according to Exhibit 4.2.4. The Purchaser and the Representative hereby instruct the acting notary to affix such confirmation to this notarial deed. Should the acting notary receive such confirmation from either the Purchaser or the Representative (the Confirming Party) but not the confirmation of the respective other Party within five (5) Business Days after having received confirmation by the Confirming Party, the confirmation of the Confirming Party shall be deemed to prove satisfaction of the Closing Condition pursuant to clause 4.2.1 if (i) such confirmation by the Confirming Party is accompanied by a copy of the clearance decision or, as the case may be, the written confirmation from the FCO according to clause 4.2.1(a) or (b), (ii) the Confirming Party confirms in writing that the relevant waiting time according to 4.2.1(c) through (e) has expired; or (iii) in the event of a referral according to clause 4.2.1(f), such confirmation is accompanied by a copy of the clearance decision or an according notification of the European Commission, or the Confirming Party confirms in writing that the relevant waiting time for such notification has expired (and therefore the concentration is deemed to have been cleared by the European Commission as proposed by the Parties).

4.2.5 Without undue delay (unverzüglich) after the first of the events according to clauses 4.2.2(a) to (c) has occurred, the Purchaser and the Representative shall submit to the acting notary a duly signed confirmation on the satisfaction of the Closing Condition contained in clause 4.2.2 according to Exhibit 4.2.5. The Confirming Parties hereby instruct the acting notary to affix such confirmation to this notarial deed. Should the acting notary receive such confirmation from one Confirming Party but not the confirmation of the respective other Confirming Party within five (5) Business Days after having received confirmation by the Confirming Party, the confirmation of the Confirming Party shall be deemed to prove satisfaction of the Closing Condition pursuant to clause 4.2.2 if (i) such confirmation by the Confirming Party is accompanied by evidence of the confirmation of the OFT according to clause 4.2.2(a), (ii) such confirmation is accompanied by a copy of the confirmation of the Competition Commission according to clause 4.2.2(b), or (iii) in the event of a referral according to clause 4.2.2(c), such confirmation is accompanied by a copy of the clearance decision or an according notification of the European Commission, or the Confirming Party confirms in writing that the relevant waiting time for such notification has expired (and therefore the concentration is deemed to have been cleared by the European Commission as proposed by the Parties).

4.2.6 The obligations in relation to satisfying the Closing Conditions are set forth in clauses 12 (Merger Control Procedure).

4.2.7 As soon as the Representative or the Purchaser learns of the satisfaction of a Closing Condition, it must without undue delay inform the other Party thereof in writing, as applicable.

4.2.8 Subject to all Sellers Shares being transferred to the Purchaser, the Parties agree that the Closing shall not be conditioned upon on the occurrence or non-occurrence of any prior action, including the non-occurrence of any breach of any provisions of this Agreement or any other agreement contemplated hereby, or, subject to statutory law, the non-effectiveness of any agreement, commencement of any litigation, non-receipt of any approval, consent or document.

4.3	Right of Withdrawal

4.3.1 The Purchaser and the Representative (on behalf of the Sellers) are entitled to withdraw from (zurücktreten) this Agreement if the Closing Conditions pursuant to clauses 4.2.1 and 4.2.2 have not been fulfilled on or before 30 June 2013 (the End Date) provided that such End Date shall be extended to 31 October 2013 if, in connection with the merger control clearance as set out in clause 4.2.2, the OFT refers the Transaction or any matters arising therefrom to the Competition Commission.

4.3.2 No right of withdrawal shall exist if the withdrawing Party has hindered the satisfaction of the relevant Closing Condition in bad faith (wider Treu und Glauben).

4.3.3 The withdrawal pursuant to clause 4.3.1 must be effected by written notice to the Purchaser or the Representative, as the case may be, with a copy to the acting notary. The burden of proof for the grounds for withdrawal shall, except in cases of clause 4.3.2, be borne by the withdrawing party. Any withdrawal from this Agreement under this clause 4.3 shall be valid only if the Purchaser or the Representative, as the case may be, received the written notice of withdrawal prior to the day on which the last Closing Condition is satisfied.

4.3.4 In the event of any withdrawal pursuant to this clause 4.3, all obligations between the Parties shall terminate and have no further force and/or effect, with the exception of the obligations under clauses 9.6.8 (Representative), 14 (Confidentiality and Press Releases), 15 (Costs and Transactional Taxes), 17 (Notices) and 18 (Miscellaneous).

4.4	Closing

4.4.1 On the Closing Date, the Parties shall undertake the following actions in the sequence presented and which the Parties agree shall not be Closing Conditions:

(a)	the Representative and the Purchaser shall deliver to each other the Escrow Agreement executed by the Representative (on behalf of the Sellers) and the Purchaser, the Guarantor and the Escrow Agent pursuant to clause 3.3.5;

(b)	the Managing Sellers shall deliver to the Purchaser (i) an excerpt of the commercial register of the Company dated as of the Closing Date which shows that the registered share capital (Stammkapital) of the Company as of the Closing Date is EUR 37,850 and (ii) a declaration signed by the Managing Sellers as of the Closing Date that no filing with the commercial register has been made that is as of the Closing Date not yet entered into the commercial register of the Company;

(c)	as set out in clause 3.1, the Purchaser shall pay (i) the Individual Purchase Price Amount to each Seller to its respective Seller’s Account as set out in Exhibit 3.1.1, (ii) a sum in the amount of EUR 50,000,000 (fifty million euros) to the Escrow Account described in the Escrow Agreement, and (iii) EUR 500,000 (five hundred thousand) to the Expense Account described in the Escrow Agreement; it is understood between the Parties that the payments under this clause 4.4.1(d) comprise the full amount of the Cash Purchase Price;

(d)	without undue delay (unverzüglich) after (i) the Individual Purchase Price Amounts have been credited to each of the respective Sellers’ Accounts as set out in Exhibit 3.1.1, each Seller shall submit to the acting notary and the Purchaser a payment confirmation by the bank receiving the respective Individual Purchase Price Amount; and (ii) the Escrow Amount and the Expense Reimbursement Amount have been credited to the Escrow Agent, the Escrow Agent shall submit to the acting notary and the Purchaser a payment confirmation. If the acting notary does not receive such payment confirmations within five (5) Business Days following payment of the respective Individual Purchase Price Amounts, the Escrow Amount and the Expense Reimbursement Amount pursuant to clauses 3.1 and 4.4.1(c), a confirmation of the bank instructed by the Purchaser to execute the payments by which the bank confirms the irrevocable transfers of (a) an amount equaling the respective Individual Purchase Price Amounts to the respective Sellers’ Accounts; (b) an amount equaling the Escrow Amount to the Escrow Account; and (c) an amount equaling the Expense Reimbursement Amount to the Escrow Account, shall serve as proof of receipt of payment by such Seller and the Escrow Agent respectively. The Parties hereby instruct the acting notary to enclose such confirmations of the Sellers or declaration of the bank to this notarial deed;

(e)	the Managing Sellers and the Purchaser shall hold a shareholders’ meeting of the Company and pass the following resolutions in the form attached as Exhibit 4.4.1(f) (which the Parties hereto agree shall not be a condition to the Closing, and shall be undertaken immediately following the Closing):

(i)	increasing the registered share capital (Stammkapitalerhöhung) of the Company excluding any pre-emption rights a shareholder of the Company may have (the Share Capital Increase) in accordance with the Purchaser Share Issuance pursuant to clause 10.1.6;

(ii)	adoption of the articles of association of the Company (of which only the German version was notarized, the English version serving as a convenience translation);

(iii)	revocation of any existing rules of procedure for the management of the Company and adoption of the rules of procedure for the management of the Company (in accordance with clause 1.2 of the Shareholders’ Agreement); and

(iv)	discharge (Entlastung) of the Managing Sellers in their capacity as managing directors of the Company for the time period ending on the Closing Date.

(f)	without undue delay (unverzüglich) after the shareholders’ meeting, (i) the Purchaser shall deliver an executed declaration (Übernahmeerklärung) for the issuance of the Purchaser Share Issuance, (ii) and the Purchaser shall pay the aggregate Settlement Amount to the Company by wire transfer to an account designated by the Company.

4.4.2 The acting notary is hereby instructed to file the new shareholders list according to Exhibit 4.4.2 with the commercial register of the Company without undue delay (unverzüglich) after receipt of the confirmations pursuant to clause 4.4.1(e).

4.4.3 The occurrence of the Closing shall be recorded in a memorandum substantially in the form as attached hereto as Exhibit 4.4.3 to be signed by the Purchaser and the Representative.

4.4.4 The Managing Sellers and the Purchaser shall, within their respective power, procure that the amendment of the Existing Articles of Association and the Share Capital Increase resolved pursuant to clause 4.4.1(f) is filed with and registered by the commercial register of the Company without undue delay (unverzüglich) after the Closing Date whereby the Purchaser Share Issuance as set out in clause 10.1.6 is effected without any further action. If required by the commercial register or otherwise advisable, the Parties shall, within their respective power, amend the relevant shareholders’ resolution to allow for a swift registration.

4.4.5 If any of the Parties does not perform any of the closing actions set forth in clause 4.4.1, the Representative, for non-performance by the Purchaser, or the Purchaser, for non-performance by one of the Sellers, may initially set a grace period of ten (10) Business Days by written notice specifying the breach; following the unsuccessful expiration of the ten-day grace period, the Party that set the grace period may withdraw (zurücktreten) from this Agreement by written notice to the other Parties. If either Party elects to waive any closing action set forth in such Party’s favour in clause 4.1.1, such waiver does not affect the rights of such Party to cause the non-performing party to perform such closing action. Clauses 4.3.3 and 4.3.4 shall apply mutatis mutandis.

4.5	Time and Place of Closing

The Closing shall take place at the offices of Freshfields Bruckhaus Deringer LLP in Feldmühleplatz 1, 40545 Düsseldorf, Germany at 9am CET, unless the Purchaser and the Representative agree on a different location and/or different time.

5.     SELLERS GUARANTEES

5.1	Form and Scope of Sellers Guarantees

Each of the Sellers in relation to any of the statements made in clause 5.2 to 5.21 hereby individually guarantees to the Purchaser, by way of independent promises of guarantee (selbständige Garantieversprechen) within the meaning of sec. 311 para. 1 of the BGB and subject to the requirements and limitations provided in clauses 6 and 8 below and otherwise in this Agreement, that the statements made in clauses 5.2 to 5.21 (collectively referred to as Sellers Guarantees or individually a Sellers Guarantee) are made as of, and are correct and complete as of, the Signing Date unless another relevant point in time has been stipulated therein. The Parties are in agreement that the Sellers Guarantees represent neither agreements on quality (Beschaffenheitsvereinbarungen) within the meaning of sec. 434 para. 1 of the BGB nor quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of sec. 443, 444 of the BGB. The Sellers shall be severally (einzelschuldnerisch) and not jointly and severally liable (gesamtschuldnerisch) in respect of the Sellers Guarantees set forth in clauses 5.2.2, 5.2.4, 5.2.5 and 5.2.9(b), otherwise, in respect of the other Sellers Guarantees in this clause 5 the Sellers shall be jointly and severally (gesamtschuldnerisch) liable.

5.2	Corporate Status and Authority of the Seller

5.2.1 The Company has been duly established under German law. Its business operations commenced shortly following its formation and have continued without interruption since that time. It exists validly and has its actual administrative center in Germany. The registered share capital of the Company amounts to EUR 37,850.

5.2.2 Each Seller, individually and severally (einzelschuldnerisch), represents that (i) it holds such Sellers Shares as attributed to be held by such Seller in clause 1.1.1; and (ii) the capital contribution in respect of the issuance of the Shares held by such Seller has been paid in full, and the Company has not repaid such amount, either openly or concealed. Each Seller, individually and severally, represents that it is not required to make any additional capital contributions (Nachschusspflicht) to the Company. All capital increases of the Company were carried out in accordance with the applicable provisions under the laws and Company’s articles of association.

5.2.3 There are no resolutions or other facts which must be (einzutragende Tatsachen) entered in the commercial register and which have not in fact been included in the register extracts pursuant to Schedule 5.2.3.

5.2.4 No agreement between any Seller and any or all other Sellers governing such Seller’s rights and obligations in relation to its shareholding in the Company is effective with the exception of the Existing Articles of Association and the Existing Shareholders Agreement.

5.2.5 Each of the Sellers is entitled without restriction to dispose of the Sellers Shares. The Sellers Shares are validly existing and are free and clear of any and all third party rights and claims. There are no options, preemptive rights, shareholder agreements, trust agreements, sub-participations, silent participation (stille Beteiligung) or other comparable rights. The transactions contemplated by this Agreement do not breach the Existing Articles of Association or the Existing Shareholders Agreement.

5.2.6 The Company has no advisory board, supervisory board, administrative board or any similar governing body, nor is it obligated to create any such governing body. There are no rules of procedure for the management of the Company in force.

5.2.7 The Company has not entered into any agreements regarding (i) silent partnerships, domination or profit and loss pooling agreements (Beherrschungs- oder Gewinnabführungsverträge), other affiliation agreements (Unternehmensverträge) within the meaning of sec. 291 et seq. of the German Stock Corporation Act (Aktiengesetz – AktG); (ii) any cash pooling agreements or comparable agreements such as, for example, management of operations agreements (Betriebsführungsverträge); (iii) shareholder loan agreements with any of the Sellers. The Company is not under any obligation to enter into any such agreements.

5.2.8 The Company does not hold either directly or indirectly (nor through an escrow agent (Treuhänder)) any shares, partnership interests, memberships or equity interests (including silent partnerships and sub-participations) in other companies or enterprises, nor is it obligated to acquire any such shares, partnership interests, memberships or equity interests. The Company is not obligated to form any company, partnership or enterprise. The Company is not party to any joint venture, consortium or any other undisclosed partnership (Innengesellschaft), nor is the Company obligated to acquire any such party status.

5.2.9 Insolvency.

(a)	No insolvency, reorganisation or similar proceedings in Germany or abroad have been applied for or instituted against the assets of the Company. Furthermore, no compulsory judicial enforcement proceedings or any similar measures have been applied for or instituted against all or some of assets of the Company. There are, to the Seller’s Knowledge, no circumstances which would justify the institution of such proceedings or any actions seeking to void or challenge this Agreement under insolvency law. The Company has not ceased or suspended its payments (Zahlungen eingestellt) nor entered into or offered any debt settlement agreements or similar arrangements with creditors.

(b)	No Seller has a negative net worth (ist überschuldet) or is unable to pay its debts as they fall due (zahlungsunfähig), and a negative net worth or illiquidity is not imminent, and such Seller has not ceased or suspended its payments (Zahlungen eingestellt) nor entered into or offered any debt settlement agreements or similar arrangements with creditors. The Purchaser acknowledges and agrees that the guarantees in this clause 5.2.9(b) are made on a several (einzelschuldnerische Haftung) and individual basis by such Seller.

5.2.10 By entering into and performing this Agreement, the Company (i) is not infringing any third party rights or breaching any other kind of obligation including those arising under (x) statutes, ordinances, articles of association, international treaties, administrative regulations, judgments, resolutions, decisions, permits or other (individual regulatory) decisions or other rules issued by a supranational, international, national, regional or local body, establishment, government authority or any court, tribunal or other sovereign entity or an arbitration tribunal as well as customary rules and practices (collectively referred to as Legal Requirements) or (y) contracts or other contractual obligations (collectively referred to as Legally Binding Transactions); and (ii) is not required to obtain any consent or provide any notice with respect to this Agreement and the transaction to be implemented under this Agreement.

5.2.11 The Sellers Guarantees set forth in clauses 5.2.2, 5.2.4, 5.2.5 and 5.2.9(b) are given as of the Signing Date and as of the Closing Date.

5.3	Financial Statements

5.3.1 Attached to Schedule 5.3.1 are (i) the audited financial statements (balance sheet, profit and loss accounts and notes) (Bilanz, Gewinn- und Verlustrechnung und Anhang) of the Company for the fiscal year 2011, including in each case the related audit reports and auditors’ unqualified opinions (uneingeschränkter Bestätigungsvermerk) (the Financial Statements); (ii) the unaudited balance sheet as of 30 November 2012 (the Latest Balance Sheet); and (iii) the management accounts of the Company for the fiscal year 2011 through to November 2012 (the Management Accounts).

5.3.2 The Financial Statements conform to the Company’s annual financial statements that were formally approved by the shareholders for the relevant fiscal year and were prepared in accordance with the applicable rules and, in particular, the generally accepted principles of accounting (GoB), consistent with past practice regarding their formal organization and measurement (unter Wahrung formeller und materieller Bilanzkontinuität). Specifically, all accounting and valuation principles, methods and rules were retained and all options to capitalize or to include items on the liabilities side (Aktivierungs- und Passivierungswahlrechte) were consistently applied.

5.3.3 The Financial Statements, the Latest Balance Sheet and the Management Accounts present, taken as a whole, a true, complete and fair view of the net assets position, financial condition and results of operation (vermitteln insgesamt ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage) of the Company for the respective balance sheet dates or the fiscal periods to which they relate except that the Latest Balance Sheet and the Management Accounts present such view only in all material respects, lack footnotes and normal year end adjustments none of which in the individual or in aggregate are material. The management report (Lagebericht) under the Financial Statements presents, taken as a whole, a correct view of the situation (insgesamt eine zutreffende Vorstellung von der Lage) of the Company.

5.3.4 The Company does not have any liabilities (including any uncertain and contingent liabilities, whether known or unknown), other than (i) those properly accounted, reserved or accrued for in their full amount in the latest audited financial statements of the Company, (ii) those trade liabilities incurred or arising in the ordinary course since the date of the latest audited financial statements, (iii) those set forth in Schedule 5.3.4, (iv) the payment obligation of the Company in connection with the Offer pursuant to clause 10.1.6 and (v) regular obligations for specific performance (vertragliche Erfüllungsansprüche) under ongoing contracts (schwebende Geschäfte), to the extent such obligations do not (x) qualify for balance sheet recognition (nicht bilanzierungsfähig) and (y) relate to any Legal Requirements which are material individually or in the aggregate.

5.3.5 The Company has, during the fiscal year ending 31 December 2012 and through to the Signing Date, not distributed any profits nor resolved any profit distributions.

5.4	Operating Matrix

The operating matrix in Exhibit 5.4 is accurate in all material respects.

5.5	Real Property

5.5.1 There are no land parcels to which the Company holds legal title (including residential property (Wohnungseigentum), part-ownership (Teileigentum) and co-ownership interests (Miteigentum)) or to which it holds rights equivalent to real property (grundstücksgleiche Rechte) (including heritable building rights (Erbbaurechte)) (together with the buildings and any other structures (Aufbauten) erected on them, referred to as the Real Property).

5.5.2 Schedule 5.5.2 contains a correct and complete list of any and all lease agreements, usufructuary leases (Pachtverträge), or use agreements regarding immovable property, which the Company has concluded as either landlord/lessor or tenant/lessee (hereinafter the customary legal terminology of the law of tenancies (Mietrecht) will be used for all such legal relationships; where the relationship between the owner and user does not constitute a tenancy, then the functionally equivalent terms of the respective contract type will apply) (the Lease Agreements).

5.5.3 All Lease Agreements have been validly concluded. No ancillary agreements have been made with the respective parties to those contracts, other than those made available to the Purchaser or are otherwise set forth on Schedule 5.5.3. The Company has duly performed its material duties under the Lease Agreements. None of the Lease Agreements requiring annual lease payment in excess of EUR 50,000 (fifty thousand euros) have been terminated or ended by way of notice of termination or otherwise or have been substantially amended within the last six (6) months before the Signing Date.

5.5.4 Schedule 5.5.4 contains a correct and complete list of all land parcels and buildings used by the Company (the Business Premises). To the extent that the Business Premises do not form part of the Real Property, the Company is entitled to use the respective Business Premises on the basis of valid and effective Lease Agreements (as the business is presently conducted). The Business Premises do not depend on facilities and installations situated on adjacent properties in order to run and effectively use the operation located on the Business Premises, with the exception of the facilities and installations of public utility providers. There are no Legal Requirements or third party rights which materially restrict the current use of the Business Premises and the buildings and structures situated thereon in a manner that would have a Material Adverse Effect.

5.6	Assets

5.6.1 To the Sellers’ Knowledge, the Company owns, leases or has a valid license or other enforceable right to use all assets and rights required to operate and continue to operate the Company’s business operations as it is conducted on the Signing Date and as it has been conducted for the 12 months prior. All material assets used to operate the business of the Company are owned, leased or validly licensed by the Company or for which the Company has an enforceable right to use.

5.6.2 Schedule 5.6.2 contains a list setting forth all current and fixed assets (Gegenstände des Umlauf- und Anlagevermögens) with a value in excess of EUR 50,000 in the individual case to which each Company holds legal or beneficial title (including any low-value assets or assets that have otherwise been fully amortized or depreciated) and such fixed assets are in sound condition.

5.6.3 The Cash of the Company as of the Signing Date is not less than EUR 11,400,000 (eleven million four hundred thousand euros). Such amounts are sufficient to cover the ordinary course of operations of the Company as currently operated. For the purpose of this clause Cash means the aggregate of the Company’s cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or similar institution or organisation) and its cash equivalents, in each case only so far as such cash is freely available, unencumbered and unrestricted in its use, including in each case all interest accrued thereon, as at the date of this Agreement.

5.7	Intellectual Property Rights

5.7.1 The Company owns, or has validly licensed to it, all trademarks, domain names, trade names, logos, copyrights, database rights, user-generated content, patents, utility models, and other intellectual property or similar rights, whether registered or unregistered (the Intellectual Property Rights) currently used in the operation of the Company’s business, and, to the Sellers’ Knowledge, such Intellectual Property Rights represent all Intellectual Property Rights that are required or commercially necessary to carry on its business as currently conducted.

5.7.2 Unless disclosed in Schedule 5.7.2, the Company is the exclusive owner of the trademarks (registered or unregistered) and domain names that either (i) bear the trivago name, logo or mark or (ii) are used by the Company in its current operations; and the Company does not own any other trademarks (registered or unregistered) and domain names. Any domains which are listed in Schedule 5.7.2 as being held in proxy are held in proxy for and on behalf of the Company

5.7.3 The Company has exclusive and unrestricted rights to all inventions and developments (including without limitation software developments to the extent (and only to the extent) they do not constitute Open Source Software as defined in clause 5.7.9 below) made for or on behalf of the Company, including all rights from employees, free-lancers or any third party which contributed to such invention or development. Except for (i) the mobile applications (apps) for Android and iOS end devices and (ii) the online marketing tools developed pursuant to the contracts listed in Schedule 5.7.3, the Company also has exclusive and unrestricted rights to all source codes to all software developments that have been made for or on behalf of the Company.

5.7.4 All Intellectual Property Rights owned by the Company are valid and enforceable and all payments and applications required to maintain such Intellectual Property Rights have been timely and duly made. To the Sellers’ Knowledge, no third party has infringed, or is currently infringing, any Intellectual Property Right of the Company. The Intellectual Property Rights of the Company are not the subject of any judicial or regulatory proceedings in which the validity of such Intellectual Property Rights is being challenged, and the Company is not aware of any facts or circumstances that would render any of such Intellectual Property Rights invalid or unenforceable, or would affect any pending application for any Intellectual Property Rights of the Company. The Company has not granted any licenses to any Intellectual Property Rights owned by the Company to any third party. All Intellectual Property Rights owned by the Company will be fully transferable, alienable and licensable by the Company without restriction and without payment of any kind to any third party.

5.7.5 To the Sellers’ Knowledge, all software licenses granted by any third party to the Company are in full force and effect. Assuming the due execution of the third party that is party thereto, all other Intellectual Property Right licenses granted by any third party to the Company are in full force and effect. The Company has not materially breached any such licenses in a manner that would permit the other party thereto to terminate such license.

5.7.6 The Company has not in the past infringed and is not currently infringing any Intellectual Property Rights, including without limitation in connection with the use of third-party content, databases, websites or data in conjunction with the Company’s business. Except as set forth in Schedule 5.7.6 , the Company is not bound by an effective undertaking or agreement to cease and desist from including third-party data, content or parts of a database, whether such activity is conducted by automated (screen scraping, database scraping) or manual means.

5.7.7 The Company is entitled without restriction to exercise control over the know-how that it requires in order to continue the Company’s business operations in the same manner and scope as they are currently conducted. The Company has taken reasonable steps to ensure that the know-how which relates to the Company’s business operations (i) has been treated as a business secret and (ii) has been protected from disclosure to third parties. No licenses or other rights of use to such know-how were granted to any third parties.

5.7.8 All of the computer hardware and software, all communication systems and networks as well as other information technology which are used or required by the Company in order to continue running the Company’s business operations in the same manner and scope as currently conducted (the Company’s Information Technology), are either owned by the Company or have been validly leased or licensed for a term of at least three (3) months from the Signing Date or were acquired under license. The Company’s Information Technology has the performance capability required for the respective business operations of Company. Except for services for which valid and binding service agreements are in place, no support from third parties is necessary to enable the Company’s Information Technology to fulfill such requirements. In the last twelve (12) months prior to the Signing Date, there were neither major failures in the Company’s Information Technology nor data losses that had or have an adverse effect on any business operation of the Company. The Company has taken all customary measures in order to prevent unauthorized access to the Company’s Information Technology or the data of the Company or to avoid any impairment of the Company’s Information Technology or data of the Company due to computer viruses or similar programs. According to the Seller’s Knowledge, the source code used by the Company (and all parts thereof) are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such product of the Company (or parts thereof) or data or other technology (Contaminants). The Company uses reasonable efforts to prevent the introduction of Contaminants into products and technology of the Company. The Company routinely produces a sufficient number of backup copies of the software, data and databases that they use and stores such backup copies outside of their business premises and protects them from third party access. All agreements with third parties in connection with Company’s Information Technology are in full force and effect. The Company has not materially breached any such agreements in a manner that could permit the other party thereto to terminate such agreement.

5.7.9 No source codes or algorithms of software which are owned by the Company or to which the Company has exclusive rights of use were disclosed or otherwise made available to third parties. Open Source Software shall mean any software that is made available free of charge under an open source license and that is distributed along with its source code (including without limitation software licensed under the GNU Affero General Public License, GNU General Public License, GNU Lesser General Public License, Mozilla Public License, BSD Licenses and the Apache License). Schedule 5.7.9 lists all Open Source Software that has been incorporated into or used in the development and testing of any software developed by the Company. To the Sellers’ Knowledge, neither the Company nor any of its subsidiaries has used any Open Source Software in any manner that would or could with respect to any Company product or Company technology (i) require its disclosure or distribution in source code form, or (ii) require its licensing thereof for the purpose of making derivative works. With the exception of mobile applications (apps) for Android and iOS end devices, the Company neither sells nor distributes Open Source Software or software in which Open Source Software has been incorporated to third parties.

5.7.10 The Managing Sellers have disclosed in writing all information known by them relating to any material problem with respect to any of the products and technology of the

Company which adversely affect its value, functionality or fitness for the intended purpose. Without limiting the generality of the foregoing, (i) to the Sellers’ Knowledge, there are no material defects, malfunctions or nonconformities in any of the Company’s products; (ii) there have been, and are, no claims asserted against the Company or any of its customers or distributors related to the Company’s products; and (iii) the Company has not been nor is required to recall any products and technology of the Company.

5.8	Largest Business Partners

Schedule 5.8 contains a list of the ten (10) largest Company’s business partners as measured by the business volume for fiscal year 2011 and the eleven (11) months ended November 30, 2012, in each case indicating the relevant business volume. None of such business partners has served a written notice of termination of its relationship with the Company.

5.9	Third Party Contracts

Schedule 5.9 contains a list of all contracts of the Company with third parties (i.e. including shareholders or Affiliates of shareholders)] (Third Party Contracts) which are material to the business operations of the Company (unless such Third Party Contract provides for a notice period of three months or less) and entitle the contracting party in connection with the entering into and/or consummation of the transactions contemplated by this Agreement to (i) revoke, terminate, amend or impair such Third Party Contract; (ii) claw back rights or other material rights; and (iii) impose any penalties or financial obligations on the Company. Schedule 5.9 also contains such Third Party Contracts that bind or purport to bind, or impose obligations on, a shareholder of the Company or an Affiliate of such shareholder.

5.10	Material Agreements

5.10.1 Schedule 5.10.1 contains a list of all written agreements (and including summaries of any oral agreements) other than the Transaction Documents to which the Company is a party and which have not yet been fully performed by both parties (excluding incidental, conditional or future duties), and which fall within at least one of the following listed categories (hereinafter collectively referred to as the Material Agreements and individually as a Material Agreement),:

(a)	agreements regarding the acquisition, sale or encumbrance of (i) Real Property or rights equivalent to real property, (ii) shares of or interests in other companies or partnerships; and (iii) fixed assets which (either individually or collectively), in each case, have a value of at least EUR 50,000 (fifty thousand euros);

(b)	agreements to purchase, sell or use the whole or a substantial part of any enterprises, business operations, divisions or substantial assets of another business;

(c)	usufruct (Nießbrauch-), usufructuary leases, tenancy, lease or leasing agreements (Pacht-, Miet- oder Leasingverträge) which (i) obligate the Company to make payments of at least EUR 50,000 (fifty thousand euros) per year, or (ii) may be terminated by the Company at the earliest effective 31 December 2013 or have a notice period of more than six months;

(d)	license agreements which the Company has concluded either as licensor or licensee and which (i) provide for annual payments of at least EUR 50,000 (fifty thousand euros) or (ii) may be terminated by the Company at the earliest effective 31 December 2013 or which have a notice period of more than six months;

(e)

loan agreements, account agreements or other credit agreements, which the Company has concluded either as lender or borrower (with the exception of any customary payment deferrals agreed to in the ordinary course of business), as well as factoring agreements, but excluding advances on salaries (Vorschuss) made to employees of the Company by way of loans with an aggregate outstanding balance of more than EUR 20,000 (twenty thousand euros) in the individual case;

(f)	guarantees, payment guarantees (Bürgschaften), assumptions of debt, collateral promises (Schuldbeitritte), letters of comfort and similar legal instruments issued by the Company;

(g)	employment agreements, other service agreements or agreements with advisors or consultants which (either individually or collectively) provide for an annual remuneration of at least EUR 100,000 (one hundred thousand euros), excluding law and accounting firms;

(h)	the agreements related to the Company’s computer hardware, software, communication systems, networks and other information technology with an individual or annual value in excess of EUR 50,000 (fifty thousand euros);

(i)	profit or revenue sharing arrangements, employee participation schemes, stock options and similar arrangements or schemes;

(j)	collective bargaining agreements (including company-specific collective bargaining agreements) to which the Company is subject (also by virtue of a decree of universal application (Allgemeinverbindlichkeitserklärung)), as well as shop agreements (Betriebsvereinbarungen) and implied contracts based on established plant practices (betriebliche Übungen);

(k)	joint venture agreements, consortium agreements and similar contracts with third parties;

(l)	agreements containing covenants that in any way purport to restrict the right or freedom of the Company or any other person for the benefit of any of them to (i) engage in any business activity; (ii) engage in any line of business or compete with any person, (iii) conduct any activity in any geographic area; or (iv) solicit any person to enter into a business or employment relationship, or enter into such a relationship with any person;

(m)	agreements on transactions involving derivatives, including swaps, options or futures;

(n)	agreements between the Company, on the one hand, and a Seller and/or a Seller’s Affiliates, on the other hand or agreements between the Sellers involving payments by the Company;

(o)	other agreements or commitments, (i) which impose annual payments in each individual case on the Company of at least EUR 250,000 (two hundred fifty thousand euros) per year, (ii) which may be terminated by the Company with notice at the earliest effective twelve months following the Closing Date or the term of which ends at the earliest on 31 December 2013, or (iii) which are otherwise of material importance for the Company;

(p)	agreements involving the settlement of any action or threatened action (x) which will (i) involve payments following the Signing Date of consideration in excess of EUR 100,000 (one hundred thousand euros) or (ii) impose monitoring or reporting obligations to any other person outside the ordinary course of business or (y) with respect to which conditions precedent to the settlement have not been satisfied;

(q)	agreements granting any power of attorney; and

(r)	agreements that purports to bind or restrict, or to be enforceable against, the Purchaser or any of its affiliates (other than the Company) after the Closing.

5.10.2 None of the parties to a Material Agreement has terminated such Material Agreement. The Company has made available to the Purchaser copies of all Material Agreements.

5.10.3 Neither the Company nor, to the Sellers’ Knowledge, one of its respective contracting parties has breached a material duty under a Material Agreement in the last one (1) year prior to the Signing Date, where such breach was not cured on the Signing Date; the Company is not currently in breach of such duty.

5.10.4 Other than the agreements and arrangements set out in Schedule 5.10.4, there are no agreements between (i) the shareholders of the Company and the Company as of the Signing Date and the Closing Date; and (ii) Affiliates of the shareholders of the Company and the Company, the terms of which are not arm’s length and entered into in the ordinary course of business.

5.11	Employment Matters

5.11.1 Schedule 5.11.1 contains a list – which is complete and correct with respect to all information as of the Signing Date – of all officers, managing directors, board members and employees (including members of the senior management (leitende Angestellte), apprentices and part-time employees) of the Company, position and job, date of birth, employment start date, sex, gross annual salary, gross annual compensation benefits (including all bonuses and other similar incentives), deferred compensation claims (Entgeltumwandlung), claims for payment in lieu of vacation, weekly working hours, and the term or period of notice for termination of employment. Employees who enjoy special legal protection against dismissal are identified, specifying the legal justification for such protection (e.g., maternity or post-birth parental leave (Elternzeit), severe disability). Complete and precise copies of the standard employment contracts for the employees of the Company have been provided to the Purchaser.

5.11.2 Schedule 5.11.2 contains complete and accurate copies of the individual employment or service agreements of the Managing Sellers in the version valid on the Signing Date.

5.11.3 Schedule 5.11.3 contains a complete and true list of all bonuses and other monetary payments, dividends accrued (for the avoidance of doubt, with the exception of any payments or right under the Options granted to the Participants), owned or anticipated to the employees of the Company but not paid as of the Signing Date. No other bonuses (excluding any bonuses to the Managing Sellers set forth in the agreements listed in Schedule 5.11.2) and other monetary payments, dividends than the ones listed in Schedule 5.11.3 are to be paid out before the Signing Date.

5.11.4 Since 1 January 2012, the Company has duly and fully performed all payment and other obligations owed to their workers and employees when those obligations became due. With regard to Taxes relating to any employees or freelancers of the Company or any other individuals rendering services for the Company, clause 5.14 shall apply (which scope shall not be limited by this clause 5.11.4).

5.11.5 No member of the senior management (leitender Angestellter) of the Company has terminated his or her engagement.

5.11.6 Since 1 January 2012 no strikes, walkouts or other labour dispute actions have occurred or were threatened at the Company.

5.11.7 The Company has no works council (Betriebsrat). The Company has not been notified that a works council might be established. The Company is not a member of an employer vocational association (Arbeitgeberverband).

5.11.8 Apart from statutory obligations the Company is legally not required to pay social benefits (Sozialleistungen) to its officers, managing directors, board members, members of senior management or other employees, and above all, the Company has not made any pension commitments.

5.12	Bank Accounts

Schedule 5.12 contains a list of all bank accounts of the Company, and, in each case, all of the authorized signatories for such accounts showing the current balance as of not less than five (5) Business Days before the Signing Date.

5.13	Insurance Policies

5.13.1 The existing insurance policies which were taken out by, or are for the benefit of, the Company with respect to its assets, its business operations, its officers, managing directors, board members or employees (the Insurance Policies) are listed on Schedule 5.13.1. The Insurance Policies have not been substantially amended to substantially reduce the level of coverage within the last twelve (12) months prior to the Signing Date. Neither the Company nor, to the Sellers’ Knowledge, one of its respective contracting parties is in breach of a material duty under any Insurance Policies.

5.13.2 Schedule 5.13.2 contains a list of all events which have occurred since 1 January 2011 and which have entitled or entitle the Company to any insurance benefits under the Insurance Policies or due to which such benefits have actually been claimed.

5.14	Tax Matters

5.14.1 Taxes or Tax, within the meaning of this Agreement, are all (i) (public) impositions, including but not limited to federal, state or local taxes (Steuern) and contributions (Beiträge, Gebühren), duties (Abgaben), fees, customs duties (Zölle), excise, other impositions within the meaning of Section 3 para. 1 to 3 (including) of the German Tax Code (Abgabenordnung), social security contributions (Sozialversicherungsbeiträge), contributions to the Mutual Pension Assurance Association (Pensionssicherungsverein), investment grants and subsidies (Investitionsschüsse, Investitionszulagen), and other charges, and (ii) equivalent impositions under the laws of any other jurisdiction which are levied by any federal, state, or local German or non-German governmental authority or any other sovereign entity which is equipped with governmental power (collectively the Fiscal Authorities or Fiscal Authority) or which are owed pursuant to Legal Requirements irrespective of whether (x) owed as tax payer or as a secondary liability, or (y) assessed, to be withheld, deducted at source or payable by law, as well as (iii) all interest, penalty or other kind of addition thereon and all incidental payments related thereto, including but not limited to all ancillary charges (steuerliche Nebenleistungen) within the meaning of Section 3 para. 4 of the German Tax Code (Abgabenordnung) or equivalent provisions under the laws of any other jurisdiction.

5.14.2 Tax Returns or Tax Return, within the meaning of this Agreement, are any and all tax returns, tax applications, final tax filings and other similar written materials and documents relating to any Tax to be submitted to any Fiscal Authority.

5.14.3 The Company has duly prepared and duly and timely filed until the Signing Date all Tax Returns relating to periods ending on or before the Signing Date and will do so until the Closing Date relating to time periods up to and including the Closing Date.

5.14.4 The Company has duly and timely paid all Taxes and obligatory Tax prepayments due until the Signing Date and will do so in relation to all Taxes and Tax prepayments due until the Closing Date.

5.14.5 No binding rulings (verbindliche Auskunft) and no similar clearance of any Fiscal Authority (i) have been obtained or (ii) have been applied for but not obtained by the Company.

5.14.6 Except for as otherwise disclosed in Schedule 5.14.6, the Company does not have and did not have in the past any permanent establishments or permanent representatives in a jurisdiction other than Germany which can cause Taxes in a jurisdiction other than Germany.

5.14.7 Except for otherwise disclosed in Schedule 5.14.7, no tax audit has commenced or has been announced and there is no objection against any Tax assessment or any tax court case pending.

5.15	Public Grants

No public grants, in particular all state aid within the meaning of Article 87 of the EC Treaty were awarded to the Company in the last five years (5) prior to the Signing Date (collectively referred to as the Public Grants).

5.16	Legal Disputes

There are no disputes or other judicial, arbitral or regulatory proceedings (collectively Legal Disputes) to which the Company is a party or which would likely, in some other manner, lead to a liability or other obligation (including by way of a third party recourse) on the part of the Company in excess of EUR 50,000 (fifty thousand euros), nor are there any Legal Disputes pending, instituted or threatened against or planned by the Company (other than claims made by the Company in respect of payment actions (Zahlungsklagen) that involve amounts less than EUR 50,000 (fifty thousand euros)).

5.17	Compliance with Laws

5.17.1 During the four years preceding the Signing Date, the Company’s business operations have been and currently are, in all material respects, managed in accordance with any and all Legal Requirements (including rules on environmental protection, product safety and worker safety). This clause 5.17 does not apply to data protection.

5.17.2 During the four years preceding the Signing Date, neither the Company nor any of its officers, directors, board members, employees or representatives have granted, promised or raised the prospect of an unlawful advantage or benefit in connection with the business activity of the Company, nor has the Company or person been granted, promised, or given the prospect of such an advantage or benefit.

5.17.3 During the four years preceding the Signing Date, neither the Company nor any director, officer, agent, employee, Affiliate or the person acting on behalf of the Company nor the Sellers have (i) in violation of any Legal Requirements of any jurisdiction that relates to bribery or corruption made, authorised, offered or promised to make (x) any payment, gift or transfer of anything of value, directly, indirectly or through a third party, to or for the use or benefit of any governmental official, political party or candidate or (y) any unlawful bribe, rebate, payoff, influence payment or kickback; or (ii) taken any other action that would violate any such Legal Requirements binding on such person or in effect in any jurisdiction where such action is taken.

5.17.4 During the four years preceding the Signing Date, the operations of the Company have been conducted at all times in compliance with all Legal Requirements of any jurisdiction relating to (i) money laundering; (ii) terrorist financing; or (iii) transactions involving the proceeds of illegal activities, and no claim or proceedings before any court or governmental agency, authority, body or tribunal involving the Company with respect to such Legal Requirements is pending, or to the Sellers’ Knowledge threatened.

5.17.5 The Company is not subject to a non-compete covenant or any other restriction of competition, whether on a contractual basis, unless disclosed in clause 5.10.1(k).

5.18	Data Protection

The Company complies with all material applicable data protection laws, guidelines and industry standards and has not received any written notice alleging that the Company has not complied with any of them. In particular, the Company has not (i) contacted any of its actual or potential customers or users by phone or fax to promote or advertise its products without such customer’s or user’s prior explicit consent in accordance with applicable laws and (ii) transmitted any personal data to any data processor without prior conclusion of a data processor agreement in accordance with applicable law. The Company has not experienced any incident in which a third party obtained unauthorized access to personal data stored or processed by the Company. The Company has not been the subject of any investigation of any government or regulatory authority in any of the Company’s privacy practice.

5.19	Conduct of Business

5.19.1 Since 1 January 2012 through to the Signing Date, the Company’s business operations have been conducted in the ordinary course of business, in accordance with the standard of care of a prudent merchant (Sorgfalt eines ordentlichen Kaufmanns) and substantially in the same business manner as before. Specifically, nothing was done in relation to the Company that, if it would have been done between the Signing Date and the Closing Date, would constitute a breach of an obligation included in clause 9.1.6.

5.19.2 Between 1 January 2012 and the Signing Date no changes, circumstances or events have occurred that would have a Material Adverse Effect; Material Adverse Effect shall mean, with respect to the Company, a material adverse effect on the business, operations, results of operations, prospects, conditions (financial or otherwise) of the Company, excluding any effects resulting from (i) changes in the general financial, economic, business, political or regulatory conditions in any member of the European Union, (ii) general financial, credit or capital market conditions, (iii) changes or conditions generally affecting the industry of the Company, (iv) acts of war (whether or not declared), the commencement, continuation or escalation of war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the Signing Date, (v) any hurricane, earthquake, flood or other natural disasters or acts of God; (vi) changes in GAAP (or the interpretations thereof) or accounting principles in general (or the interpretation thereof), (vii) changes in law applicable to the Company, and/or (viii)

any failure by the Company to meet any internal budget, forecasts, revenue, earnings, or other financial performance (including projections thereof) or results of operations for any period; except to the extent (and only to the extent) that such effect disproportionately affect the Company’s business, operations, results of operations, condition (financial or otherwise), prospects as compared to other companies in the travel industry with the same or comparable business model.

5.20	No Brokerage Fees

5.20.1 Neither of the Managing Sellers, Frank Thies, Andrej Lehnert, Sherin Hegazy and Robin Harries was granted, promised, or otherwise given the prospect of, a payment or other non-cash benefit in connection with the initiation, conclusion or performance of this Agreement other than any payments to such persons under this Agreement or any agreement referred to in this Agreement.

5.20.2 The Company is not obligated to pay any brokerage, finder’s fees, advisor’s fees, bonuses, extra compensation, or to make any severance payments to third parties (including any officers, managing directors, board members or employees of the Company) or to make other payments or provide non-cash benefits in connection with the initiation, conclusion and performance in this Agreement, except for the payments governed under this Agreement.

5.21	Disclosure

To the actual knowledge of the Managing Sellers, the Data Room does not contain any information that would result in the breach of any Sellers Guarantee.

5.22	Sellers’ Knowledge

Sellers’ Knowledge, means the actual knowledge of the Managing Sellers after due enquiry with Frank Thies, Andrej Lehnert, Sherin Hegazy, Robin Harris, Klaus Kolitz, Lisa Kallenberg and Andreas Vogler.

6.    REMEDIES FOR BREACH OF SELLER GUARANTEES; PROCEDURE

6.1	Restitution in Kind; Damages

6.1.1 In the event that a Sellers Guarantee is breached, a Seller breaching such Sellers Guarantee (Breaching Seller) shall within a period of thirty (30) Business Days after the Purchaser has given notice to the Seller that it makes a claim under this clause 6, place the Purchaser in such position as the Purchaser would have been in if such breach had not occurred (restitution in kind—Naturalrestitution) and if the breach results from the existence of a liability, then the Purchaser’s right to request restitution in kind shall include the right to full cash indemnification from such liability (subject to the limitations in this Agreement). To the extent that the Seller fails to place the Purchaser in such position as the Purchaser would have been in if such breach had not occurred, the Breaching Seller shall pay monetary damages (Schadenersatz in Geld) to the Purchaser or, at the election of the Purchaser, to the Company. For the avoidance of doubt, after the lapse of the period of thirty (30) Business Days referred to in the first sentence of this clause 6.1.1, the only remedy under this clause 6 are monetary damages (but not restitution in kind). The liability of each of the Sellers under, relating to or in connection with this Agreement shall be individual (einzelschuldnerisch) and not joint and several (gesamtschuldnerisch) except as otherwise provided herein.

6.1.2 The Purchaser’s claims under this clause 6 are collectively referred to as Guarantee Claims or individually as a Guarantee Claim.

6.1.3 For the avoidance of doubt, unless otherwise expressly provided for herein, no Seller shall be liable for the breaches of any guarantees and/or covenants of any other Seller.

6.2	Exclusion of Statutory Buyer’s Rights

The Parties agree that all rights or remedies for a breach of a Sellers Guarantee provided for in this Agreement supersede and replace any statutory buyer’s rights under applicable law (whether statutory, case law or otherwise) and that such rights and remedies shall be the exclusive rights or remedies available to the Purchaser and the Company for a breach of a Sellers Guarantee. This applies, to the extent permitted by law, above all, to claims for breach of a pre-contractual duty pursuant to sec. 311 para. 2 and 3 in conjunction with sec. 241 para. 2 of the BGB (Verschulden bei Vertragsschluss—culpa in contrahendo), claims based on a breach of duty in an obligation relationship (Verletzung einer Pflicht aus einem Schuldverhältnis), claims for reduction of the purchase price (Minderung), rights to rescission (Rücktritt), any other claims for defects according to sec. 437 of the BGB, repair or compensation (Nachbesserung), adjustment or reversal of an agreement due to frustration of the contract (Wegfall der Geschäftsgrundlage) as well as the contesting of an agreement due to the absence of an essential characteristic (Anfechtung wegen Fehlens einer verkehrswesentlichen Eigenschaft) and liability in tort (Delikt), unless the claim in question is based on a willful act (vorsätzliche Handlung) or fraudulent misrepresentation (arglistige Täuschung) of the Breaching Seller.

6.3	No Double Relief

The amount of a Guarantee Claim shall be reduced by (i) the amount reflected as liability, reserve, or through write-down (Wertberichtigung) or through write-up (Wertaufholung) in the Financial Statements, Latest Balance Sheet and Management Accounts that arise out of the same facts or circumstances giving rise to such Guarantee Claim; or (ii) any amount of any recovery actually recovered by the Purchaser or the Company from a third party, including insurances, less costs for such recovery. In connection with any claim that may be made by the Purchaser pursuant to this clause 6, the Purchaser shall do whatever is required to mitigate losses pursuant to Sections 249 et seq. German Civil Code.

6.4	De minimis amount

The Purchaser shall only be entitled to any Guarantee Claims to the extent (i) such individual claim exceeds an amount of EUR 50,000 (fifty thousand euros) (the De Minimis Amount); or (ii) in the case several Guarantee Claims are based on the comparable facts and circumstances, the sum of such Guarantee Claims exceed in the aggregate the De Minimis Amount. In case the De Minimis Amount is exceeded, the Purchaser can recover the full amount of the Guarantee Claim subject to the applicable limitations set forth in this clause 6.

6.5	Threshold

The Breaching Seller shall not be liable for breach of a Sellers Guarantee if the aggregate amount of the Guarantee Claims the Purchaser has against the Sellers does not exceed EUR 4,000,000 (four million euros) (the Threshold - Freibetrag). If the aggregate amount of all Guarantee Claims against the Sellers exceeds the Threshold, then the Sellers shall be liable for the aggregate amount (including the Threshold). The Threshold shall not apply to Guarantee Claims arising from the Sellers Guarantees under clauses 5.2.1 through 5.2.5 and clause 5.14 (Tax Matters) for which the Breaching Seller shall be liable in any given case irrespective of the amount of the claim. Furthermore, the Threshold shall not apply where a Sellers Guarantee was incomplete or incorrect due to the Breaching Seller’s intentional conduct, in which case the relevant Guarantee Claims must always be satisfied in full.

6.6	Liability Cap

6.6.1 The Escrow Amount of EUR 50,000,000 (fifty million euros) (the Liability Cap) shall be the sole recourse for Guarantee Claims (other than Guarantee Claims for breaches of the Sellers Guarantees under clauses 5.2.1 through 5.2.5). The Liability Cap shall not apply to Guarantee Claims that are based on the Sellers Guarantees under clauses 5.2.1 through 5.2.5 and for which the Breaching Seller’s aggregate liability shall be equivalent to such Breaching Seller’s Pro Rata Share of the Cash Purchase Price. The Liability Cap also shall not apply to Guarantee Claims based on the Sellers Guarantees, which are incomplete or incorrect due to an intentional act or omission of the Breaching Seller.

6.6.2 In relation to (i) Guarantee Claims based on the breach of a Sellers Guarantee pursuant under clause 5.14 (Tax Matters) and (ii) for claims under clause 7 (Tax Indemnification) which – in each case – (x) are due and payable or (y) can potentially still become due and payable ((i) and (ii) together the Tax Claims) the following applies:

(a)	the Escrow Amount from time to time is the sole recourse of the Purchaser in relation to Tax Claims;

(b)	for the purpose of this clause 6.6.2, the following terms shall apply:

(i)	Material Findings means facts or circumstances which make it plausible by an external event such like a written document of a Fiscal Authority (in particular but not limited to a tax audit report (Betriebsprüfungsbericht), written statement or request, a tax assessment, a decree or general guideline) or accruals, provisions or liabilities regarding Taxes relating to time periods ending on or before 31 December 2011 in any audited commercial financial statements (Jahresabschlüsse) prepared under German GAAP consistent with past practice in relation to accounting and valuation principles, methods and options to capitalize or to include items on the liability side (Aktivierungs- und Passivierungswahlrechte) of the Company for time periods after 31 December 2011 which are not shown in the Financial Statements of the Company that there will be a specific Tax Claim or Tax Claims – whereby a finding, fact or circumstance in one year can also be related to other year(s) if and to the extent the specific finding, fact or circumstance in the other year(s) is similar or has similar effects;

(ii)	Increase Tax Escrow Amount means the aggregate amount attributed to all Material Findings prior to the First Escrow Release Date;

(iii)	Adjusted Tax Escrow Amount means the Tax Escrow Amount plus the Inrease Tax Escrow Amount;

(iv)	Remaining Tax Escrow Amount means any amount related to Material Findings brought forward prior to the Second Escrow Release Date and still pending as of the Second Escrow Release Date; and

(v)	Binding Tax Claim Decision means a Material Finding that does no longer count for determining the Adjusted Tax Escrow Amount or the Remaining Tax Escrow Amount if the Material Finding cannot cause any longer a Tax Claim as the relevant Tax assessment has become un-appealable and finally binding (formell und materiell bestands- und rechtskräftig, also weder mit Rechtsbehelfen oder –mitteln anfechtbar noch unter dem Vorbehalt der Nachprüfung oder anderen Vorbehalten oder Vorläufigkeitsvermerken stehend).

(c)	for calculating any Tax Claim for purposes under clause 6.6.2 the following shall apply: the tax rates for the respective year shall apply and the interest shall be calculated until the date when the Tax Claim is taken into account for purposes under clause 6.6.2 (notification date). 130% of the aggregate Tax Claim shall be the relevant amount for the Adjusted Tax Escrow Amount and/or the Remaining Escrow Amount, as the case may be, in order to reflect the potential future interest on such Tax Claim.

6.7	Damages / Liability

6.7.1 For the purpose of any Guarantee Claims pursuant to this clause 6, the Purchaser shall only be entitled to claim monetary damages (Schadensersatz in Geld) in the amount pursuant to this clause 6 for all liabilities, reasonable costs and expenses and other damages, actually and directly incurred as a direct result of a breach of the Sellers Guarantees, all within the meaning of sec. 249 et seq. of the BGB excluding punitive, special, consequential, damages based on multiples or the calculation of the Purchase Price, or indirect damages (Folgeschäden, mittelbare Schäden), internal administration or overhead costs of the Purchaser, loss of profits (entgangener Gewinn) or value reductions due to loss of earnings, loss of use (Nutzungsausfall), frustrated expenses (vergebliche Aufwendungen) within the meaning of sec. 284 of the BGB, loss of goodwill or reputational damages and internal costs.

6.7.2 The exclusions in clause 6.7.1 shall not apply if the damages resulting from the breach of the relevant Sellers Guarantee typically exclusively or almost exclusively results in indirect damages (Folgeschäden, mittelbare Schäden) and damages for loss of profits (entgangener Gewinn). In such case the Purchaser shall be entitled to claim such types of damages for the breach of such Sellers Guarantee. In the event of a breach of a Sellers Guarantee that results solely in a damage of the Company, Purchaser shall only be entitled to recover such percentage of the damage equal to its percentage ownership of the registered share capital of the Company.

6.8	Third Party Claims

6.8.1 If the Company faces a claim which might give rise to a claim of the Purchaser for a breach of a Sellers Guarantee pursuant to clause 5 resulting from the assertion of claim or demand of a third party (the Third Party Claims), the Purchaser shall give written notice to the Representative as soon as possible, but not later than 20 (twenty) Business Days after the Purchaser or the Company has become aware of any such Third Party Claim; provided that failure to so notify the Representative shall not relieve it of its obligations hereunder except to the extent (and only to the extent) that such failure shall have caused the damages for which the Representative is obligated to be greater than such damages would have been had the Purchaser given the Representative prompt notice hereunder.

6.8.2 Purchaser shall give the Representative the opportunity to defend the Company against such claim. The Purchaser shall have the right to defend the claim by all appropriate proceedings and shall have the sole power to direct and control such defense.

6.8.3 Neither the Purchaser and/or the Company, on the one hand, or the Representative (on behalf of the Sellers), on the other, shall settle any matter relating to a Third Party Claim nor admit liability, or dispose of the matter otherwise, without the prior written consent of the other Party to the extent that such claims may result in a liability of the Seller under this Agreement. Neither the Representative nor any Seller shall be liable for a breach of this Agreement that may have been related to the subject matter of the Third Party Claim in connection with any Third Party Claim if such unapproved settlement occurs. However, the Representative undertakes to consent to a settlement if the Purchaser and the Company waive any and all claims they may have out of or in connection with this Third Party Claim against the Sellers to the fullest extent possible.

6.8.4 To the extent that a Seller is in breach of a Sellers Guarantee, all costs and expenses incurred by the Representative in defending such claim shall be borne by the Breaching Seller. If it turns out that the Seller was not in breach, any costs and expenses reasonably incurred by the Representative (on behalf of such Seller) in connection with the defense (including advisors’ fees) shall be borne and/or reimbursed by the Purchaser and the Company.

6.8.5 Except as otherwise set forth in clause 6.8.2, costs and expenses incurred by the Purchaser or the Company (including advisor’s fees and costs of internal staff), as applicable, in defending any Third Party Claims in accordance with the foregoing provisions shall be borne by the Representative to the extent reasonably incurred.

7.     TAX INDEMNIFICATION

7.1.1 The Sellers shall jointly and severally (gesamtschuldnerisch) indemnify and hold the Purchaser, and/or – at the Purchaser’s sole and absolute discretion – the Company, harmless from and against (and in case of a duplication regarding clauses 5 and 6 the respective regulations and legal consequences from which the Purchaser will benefit the most shall prevail; in any case the Purchaser shall recover with respect to a particular Tax Claim only once and without duplication)

(a)	all Taxes due and payable (including by way of set-off or deduction) by the Company or its legal successors after 31 December 2011 and relating to time periods ending on or before 31 December 2011, and

(b)	Taxes on indemnifications to be made by the Sellers under this Agreement to the Purchaser to the extent such indemnification cannot be treated as an adjustment of the Purchase Price pursuant to clause 7.5 under applicable law; and

(c)	interest with respect to Taxes for time periods ending on or before 31 December 2011 even if they are levied for periods or in periods following 31 December 2011 on Taxes to be indemnified under this clause 7.1.1; and

(d)	Taxes directly caused by any action in the time period after 31 December 2011 and up to and including the Closing Date which is not permitted under this Agreement, in particular not permitted under clause 9.1 unless initiated by the Purchaser; and

(e)	Taxes on circumstances occurring in the time period after 31 December 2011 and up to and including the Closing Date qualifying for tax purposes as a dividend of the Company to its shareholders and are not disclosed in Schedule 7.1.1(e) and Taxes on payments made after the Closing Date which are calculated on figures related to periods up to and including the Closing Date (excluding the Settlement Amount) and employment bonuses payable to employees other than the Managing Sellers not exceeding an amount EUR 1,000,000 (one million euros); and

(f)

Taxes related to time periods after 31 December 2011 if and to the extent that they represent reversal effects (e.g. the shortening of depreciation periods or lower depreciation allowances (Phasenverschiebung)) resulting from tax reductions or tax refunds related to the periods up to and including 31 December 2011 on the basis of an un-appealable and finally binding tax assessment (formell und materiell bestands- und rechtskräftig, also weder mit Rechtsbehelfen oder –mitteln anfechtbar noch unter dem Vorbehalt der Nachprüfung oder anderen Vorbehalten oder Vorläufigkeitsvermerken stehend) which have to be refunded to the Sellers pursuant to clause 7.4.2; and

(g)	Taxes related to the time period after 31 December 2011 and up to and including the Closing Date caused by the facts and circumstances disclosed in Schedule 5.14.6.

(Indemnifiable Taxes) unless and except to the extent, that the aggregate amount of such Indemnifiable Taxes does not exceed the aggregate amount of Tax accruals and liabilities shown or provided for in the Financial Statements attached as Schedule 5.3.1.

7.1.2 The Purchaser shall reimburse any indemnification payment pursuant to this clause 7 actually received from the Sellers if and to the extent that the Company has received any cash from a claim against a third party (in this case other than any former or existing employees of the Company, any free-lancer or the Sellers) corresponding to the Indemnifiable Taxes to the Escrow Account. For the avoidance of doubt, this reimbursement obligation applies only to the portion of the refunded Tax indemnified according to clause 7.1.5. For the avoidance of doubt, if and to the extent that the Company receives a cash compensation for Indemnifiable Taxes prior to the due date of such Indemnifiable Taxes from any third party (without limitation), the respective obligation of the Sellers to indemnify under clause 7.1.1 shall not exist insofar; if the Sellers have indemnified such Indemnifiable Taxes already, the respective amount shall be reimbursed insofar. If the Purchaser has to repay the received cash to the third party then the Sellers become insofar liable again for such an amount.

7.1.3 Subject to clause 7.1.5, any indemnification or hold-harmless payment due by the Sellers under this clause 7 shall be made within ten (10) Business Days following written notice about the existence of the Sellers’ indemnification or hold-harmless payment obligation by the Purchaser to the Representative, but not earlier than three (3) Business Days before the respective Tax becomes due and payable to the Fiscal Authority. Any potential objections or other legal proceedings against a Tax assessment or Tax payment obligation shall not entitle the Sellers to delay any indemnification payment or action to hold harmless unless the competent Fiscal Authority awards a suspension of execution (Aussetzung der Vollziehung). The Purchaser shall apply for or shall cause the Company to apply for suspension of the execution (Aussetzung der Vollziehung) with the competent Fiscal Authorities or Tax courts provided that – cumulatively – (i) the Representative demands such action in writing, (ii) provides a reasonable justification regarding such suspension of the execution, and (iii) the Sellers bear all costs and expenses related to such application. If a suspension of execution is granted by the Fiscal Authorities or Tax courts after Taxes have been paid (Aufhebung der Vollziehung) and have been indemnified by the Sellers, repayment claims vis-a-vis the Fiscal Authorities have to be refunded to the Escrow Account. Neither the Purchaser nor the Company or their legal successors are obliged to grant any kind of securities or guaranty to a Fiscal Authority.

7.1.4 If the final and binding (bestandskräftig) amount of the Tax indemnification to be paid by the Sellers is lower than an advance indemnification or hold-harmless payment made by the Sellers (and not yet refunded to the Sellers) and the difference has been refunded or credited by the Fiscal Authority to the Company, such difference (including interest paid by the Fiscal Authorities) shall be reimbursed by the Purchaser on the Escrow Account, in each case subject to a mutatis mutandis application of clause 7.1.5. Such amount payable to the Escrow Account shall be due and payable within ten (10) Business Days after the Company has actually received the refund (in form of cash payment or a credit against other taxes) on the basis of an un-appealable and finally binding tax assessment (formell und materiell bestands- und rechtskräftig, also weder mit Rechtsbehelfen oder –mitteln anfechtbar noch unter dem Vorbehalt der Nachprüfung oder anderen Vorbehalten oder Vorläufigkeitsvermerken stehend).

7.1.5 If and to the extent that the Purchaser holds less than 100% of the shares in the Company as of the date when an Indemnifiable Tax becomes due and payable pursuant to clause 7.1.3 (the Indemnification Due Date), the following shall apply:

(i)	Only the percentage of the Indemnifiable Tax shall become due pursuant to clause 7.1.3 which corresponds to the percentage of the shares held by the Purchaser at the respective Indemnification Due Date (the Relevant Participation). In order to calculate the Relevant Participation the amount of shares in the Company as of Signing Date shall represent 100% of the share capital of the Company (the Base Share Capital). The Relevant Participation then shall be the amount of the shares in the Company held by the Purchaser which the Purchaser has received from the Sellers in the time period after the Signing Date and up to and including the respective Indemnification Due Date in proportion (percentage) to the Base Share Capital. As of the Closing Date the Relevant Participation will be therefore 63.03% (such percentage reflecting the shareholding following the Share Capital Increase).

(ii)	If and to the extent that the percentage of the shareholding of the Purchaser increases (condition precedent) the respective portion not yet indemnified becomes effective and due and payable by the Sellers (being jointly and severally liable) to the Purchaser as of the day when the Purchaser has acquired the additional shares. In case that the Managing Sellers and the Purchaser sell their shares to a third party under the same sales contract, the Purchaser shall be deemed to have acquired all shares in the Company as of the date of the sale of such shares to the third party.

It is also understood among the Parties that (i) the fact that due dates for Indemnifiable Taxes are deferred and are subject to a condition precedent under this clause 7.1.5 is irrelevant for the calculation of the Taxes exceeding specific thresholds or caps and (ii) that also the portion of the tax which becomes due and payable under the condition precedent according to this clause 7.1.5 qualifies as a Tax Claim (clause 6.6.2).

7.2	Tax Filings

7.2.1 In the period between the Signing Date and the Closing Date the Sellers shall prepare and make, or cause the Company to prepare and make, all Tax Returns for the Company required to be filed by (taking into account any permitted extensions) or on behalf of the Company before the Closing Date.

7.2.2 The Purchaser shall prepare, or cause the Company to prepare all Tax Returns (other than monthly Tax Returns) for periods ending prior to 2012 and for the years of 2012 and 2013 if these Tax Returns contain statements which result in Indemnifiable Taxes pursuant to clauses 7.1.1(d), 7.1.1(e) and 7.1.1(g) (the Relevant Tax Returns), in each case required to be filed by or on behalf of the Company after the Closing Date, and send those Relevant Tax Returns to the Representative for review before being submitted such Relevant Tax Returns to any Fiscal Authority. The Sellers shall be deemed to have given their consent to the content of any Relevant Tax Return sent to the Representative for review and consent unless the Representative objects – acting reasonably – in writing within fifteen (15) Business Days following receipt of the respective Relevant Tax Return and thereby (i) specifies in reasonable detail the issues in relation to which the Representative disagrees and (ii) provides a substantial and lawful counter proposal. All Relevant Tax Returns shall be prepared on a basis consistent with those prepared for prior Tax assessment periods except to the extent required by law. The Purchaser shall ensure that any Relevant Tax Return to be reviewed and approved by the Representative will be furnished to the Representative no later than thirty (30) Business Days prior to the due date of such Tax filing.

7.3	Tax Procedures

7.3.1 Following the Closing Date, the Purchaser shall cause the Company to notify the Representative of any Tax audit or administrative or judicial proceeding that is announced or commenced and that could constitute a basis for indemnification by the Sellers pursuant to this clause 7 (no later than ten (10) Business Days following any such announcement or commencement or reasonably earlier as the case may require). Such notice shall be made in writing and shall contain copies of any notice or other document received from any Fiscal Authority in respect of any such Tax audit or asserted Tax liability.

7.3.2 The Company shall give and the Purchaser shall cause the Company to (i) give the Representative or, if so elected by the Representative, its nominated professional advisors, the opportunity to participate in any Tax audit which might lead to claims against the Sellers under this clause 7 or clause 6 (in respect of clause 5.14 (Tax Matters)) (for the avoidance of doubt this shall only apply to Tax audits concerning Relevant Tax Returns) and (ii) cause the Company to provide copies of relevant material documents to the Representative in as reasonably requested. Upon the Representative’s prior written request and at the Sellers’ expense, the Company shall challenge and litigate any Tax assessment or decision of a Tax court which leads to claims against the Sellers under this clause 7 or clause 6 (in respect of clause 5.14 (Tax Matters)), but only if the Representative or the Sellers have confirmed in advance and in writing to the Purchaser that they will be liable (without any prejudice for any indemnification obligation pursuant to this clause 7) for any interest and other damage caused by contesting such Tax assessments or decisions of a Tax court.

7.4	Tax Refunds

7.4.1 Subject to clause 7.4.3 if and to the extent that a Tax actually indemnified by the Sellers in accordance with clause 7.1.1 corresponds to Tax reductions (Steuerminderungen) in cash resulting from e.g. the lengthening of depreciation periods or higher depreciation allowances (Phasenverschiebung), the Purchaser shall pay on the Escrow Account the amount of such Tax reduction actually received (including by way of set-off or deduction) by the Company on the basis of an un-appealable and finally binding (formell und materiell bestands- und rechtskräftig, also weder mit Rechtsbehelfen oder –mitteln anfechtbar noch unter dem Vorbehalt der Nachprüfung oder anderen Vorbehalten oder Vorläufigkeitsvermerken stehend) tax assessment within ten (10) Business Days after the Company has actually received the refund but in any case limited to the amount of the respective Indemnifiable Tax actually received from the Sellers in accordance with clause 7.1.1 and reduced by any Tax or costs directly related to the payment to the Escrow Account.

7.4.2 Subject to clause 7.4.3 if the Company actually receives (including by way of set-off or deduction) a Tax refund which

(i)	has not been regarded as Tax reduction under clauses 7.4.1 and relating (a) to any time period ending on or before 31 December 2011 (to the extent not reflected in the Financial Statements 2011 as an asset), or (b) with respect to an Indemnifiable Tax pursuant to clause 7.1.1(g) to the time period after December 2011 and up to and including the Closing Date or

(ii)	is a repayment of a Tax actually indemnified by the Sellers pursuant to clauses 7.1.1(d) and 7.1.1(e),

the Purchaser shall pay, if not to be refunded under clauses 7.1.2, 7.1.3 or 7.1.4, the amount of the Tax refund reduced by any Tax or costs directly related to the payment to the Sellers’ Accounts within ten (10) Business Days after the Company has actually received the refund on the basis of an un-appealable and finally binding (formell und materiell bestands- und rechtskräftig, also weder mit Rechtsbehelfen oder –mitteln anfechtbar noch unter dem Vorbehalt der Nachprüfung oder anderen Vorbehalten oder Vorläufigkeitsvermerken stehend) tax assessment. If a Tax refund is assessed after 31 December 2016 the amount payable according to this clause 7.4.2 to the Sellers’ Accounts shall be reduced by the discounted present value of any reversal tax effects according to clause 7.1.1(f) using a discount rate of 3% p.a. and the tax rates applicable in the year of 2017 irrespective of the existence of tax losses and the actual tax assessment of the reversal effects. The Purchaser shall in due course notify the Representative of any such Tax refund relating to any period ending on or before 31 December 2011 in case of a payment to the Sellers.

7.4.3 Clause 7.1.5 shall apply mutatis mutandis to any payment to the Sellers pursuant to clauses 7.4.1 and 7.4.2.

7.5	Limitation Periods / Miscellaneous

7.5.1 All claims of the Purchaser under this clause 7 and clause 6 (in respect of clause 5.14 (Tax Matters)) shall become time-barred not before the end of the six (6) months following the date on which the relevant Tax assessment notice becomes final and non-appealable (ohne Vorbehalt der Nachprüfung) but in no case (i) earlier than twelve (12) months after the Closing Date and (ii) earlier than six (6) months after the aggregate amount of the assessed Indemnifiable Tax exceeds the de-minimis amount as defined in clause 7.5.5 and (iii) in respect of indemnification claims as far as coming into existence under the condition precedent as defined in clause 7.1.5, (ii) earlier than six (6) months after the Purchaser has acquired all shares in the Company. For the avoidance of doubt, the Liability Cap (clause 6.6) shall remain unaffected. Tax indemnifications deferred pursuant to clause 7.1.5 become only time barred – if later than the other dates mentioned in this clause 7.5.1—six (6) months after they became due and payable pursuant to clause 7.1.5.

7.5.2 No obligation under this clause 7 or under clause 6 (in respect of clause 5.14 (Tax Matters)) shall arise in case of Taxes caused by modifications of the applicable tax law which becomes effective after the Closing Date or by legal restructurings (e.g. mergers, spin-offs) initiated by the Purchaser.

7.5.3 Even if the Purchaser is aware or could be aware of one fact or circumstance that gives or can give rise to an indemnification obligation of the Sellers under this clause 7 or under clause 6 (in respect of clause 5.14 (Tax Matters)), the Sellers shall not be released from any of their obligations set forth in this clause 7 or under clause 6 (in respect of clause 5.14 (Tax Matters)) on that basis.

7.5.4 As long as one of the Managing Sellers is managing director of the Company or holds a comparable position in the Company it is deemed that the Purchaser and the Company have complied with all its obligations under this clause 7 and in any case during this time period no claim of the Purchaser set forth under this clause 7 shall forfeit. This shall not apply to a specific non-compliance (action or omission) of the respective Managing Seller occurring upon a specific instruction of the Purchaser.

7.5.5 Taxes shall only be indemnified under clause 7.1.1 if the aggregate amount of the Indemnifiable Taxes exceeds a de-minimis amount of EUR 50,000 (Freigrenze). For the avoidance of doubt, if such de-minimis amount is exceeded, the entire amount of the Indemnifiable Taxes shall be indemnified.

7.5.6 For the avoidance of doubt, except for 6.6 (Liability Cap) the limitations under clause 6 shall not apply to the Sellers’ obligations, liabilities and claims under this clause 7.

8.     LIMITATIONS ON SELLERS’ LIABILITY

8.1	Time Limits

8.1.1 Except for the Purchaser’s claims set forth under clause 7, the Purchaser’s claims under this Agreement shall be time-barred (verjährt)

(a)	for breaches under the Sellers Guarantees set forth in clauses 5.2.1 through 5.2.5, four (4) years from the Closing Date; and

(b)	for all other breaches of this Agreement and any other agreement or document related hereto, eighteen (18) months after the Closing Date.

(c)	Guarantee Claims which result from the fact that the Seller provided a Seller Guarantee which was incomplete or incorrect due to intentional or grossly negligent acts or omissions or from the fact that such guarantee was breached due to an intentional or grossly negligent act or omission, shall be time-barred in accordance with the statutory rules pursuant to secs. 194 et seq. of the BGB, unless a longer prescription period is stipulated in the foregoing sub-paragraphs (a) or (b).

8.1.2 The limitation (Verjährung) of claims under this Agreement shall be tolled (gehemmt) as soon as the Purchaser notifies the Sellers in writing that it intends to bring a claim against the Sellers. Such tolling shall end after six (6) months unless within such period the Purchaser commences arbitral proceedings pursuant to clause 18.2. A tolling of the limitation period based on statutory provisions shall continue to apply.

8.2	Purchaser’s Knowledge

8.2.1 The provisions of and legal principles contained in sec. 442 of the BGB and sec. 377 of the German Commercial Code (Handelsgesetzbuch, HGB) shall not apply.

8.2.2 The Purchaser shall not be entitled to bring a Guarantee Claim if the Purchaser has knowledge of the facts and circumstances which are fairly disclosed in:

(a)	this Agreement, its Exhibits and the Schedules; or

(b)	the documents contained as of 17 December 2012, 11.59 p.m. (Central European Time) in the virtual data room operated by Intralinks (the Data Room) and accessible to the Purchaser, its representatives and advisors, a complete set of which shall be set aside in electronic form and preserved by the acting notary for purposes of providing evidence for a period of five (5) years after the Closing Date in accordance with a joint instruction letter attached hereto as Exhibit 8.2.2(b).

8.3	Purchase Price Adjustment

Any payment to be made pursuant to clause 6 and clause 7 shall be treated as an adjustment of the Purchase Price.

9.     FURTHER RIGHTS AND OBLIGATIONS OF THE SELLERS

9.1	Sellers’ Conduct until the Closing

9.1.1 By no later than their normal statutory deadline, the Managing Sellers shall cause the Company to prepare its audited financial standards for the financial year 2012 in accordance with US GAAP.

9.1.2 From the Signing Date until and including the Closing Date, the Managing Sellers are under an obligation not to act in a manner which would impair, jeopardise or hinder the Closing. Each of the Managing Sellers shall take the action necessary to ensure that the Company also complies with the obligations set forth in sentence 1 of this clause 9.1.2.

9.1.3 To the extent domains are held in proxy as shown in Schedule 5.7.2, the Managing Sellers shall use best efforts to re-execute such proxy agreements prior to Closing so as to ensure that the domain names are validly registered in the name of the Company or are held by proxy on behalf of the Company.

9.1.4 Each of the Managing Sellers undertake to procure that the Company will conduct its business operations solely in the ordinary course of business and in accordance with the standard of care of a prudent merchant (Sorgfalt eines ordentlichen Kaufmanns) and in substantially the same business manner as before. Above all, the Company shall not, without the prior written consent of the Purchaser:

(a)	form, purchase or sell a company, partnership or enterprise or an open or silent interest (stille Beteiligung) in a company or partnership or enter into an obligation to do any of the foregoing; other than any such actions related to the proposed establishment of branch offices (Betriebsstätten) in Spain and/or Leipzig, Germany;

(b)	sell, lease, transfer, or purchase any tangible or intangible assets (regardless of whether such assets can or cannot be recognized on the balance sheet) with a value for accounting purposes in the individual case in excess of EUR 250,000 (two hundred fifty thousand euros), or undertake to do any of the foregoing;

(c)	engage in any real property transactions, specifically the purchase, encumbrance or sale of real properties or rights equivalent to real properties;

(d)	lease out, sell, liquidate or dissolve the Company;

(e)	pledge, assign, create a security interest in, or otherwise encumber, any tangible or intangible assets of the Company (regardless of whether such assets can or cannot be recognized on the balance sheet), except in the ordinary course of business;

(f)	take out or grant loans (including shareholder loans) or credits or other financing liabilities, except for short-term credit which may be extended in the individual case up to EUR 500,000 (five hundred thousand euros), or assume a liability for third parties’ debts;

(g)	enter into joint-venture, partnership and/or similar agreements;

(h)	enter into non-compete, exclusivity or other similarly restrictive agreements that are not terminable within one year;

(i)	enter into agreements (i) for annual expenditures (other than for brand marketing) in excess of EUR 1,000,000 (one million euros); (ii) the expenditures for brand marketing in excess of EUR 5,000,000 (five million euros); or (iii) which cannot be terminated without penalty within one year (with the exception of current liabilities arising from the purchase of goods and services in the ordinary course of business and in substantially the same business manner as before);

(j)	enter into any material license agreement or into any material sale agreement with respect to intellectual property rights;

(k)	enter into agreements under which the Company is obligated or purports to be obligated to procure a certain action or forbearance on the part of any of the Company’s shareholders or its shareholders’ Affiliates;

(l)	enter into, amend or terminate agreements between the Company and any of its shareholders;

(m)	enter into or amend any agreements or other arrangements with any third party that restrict in any fashion the ability of the Company (i) to pay dividends or other distributions with respect to any shares of the Company or (ii) to make or repay loans or advances to, or guarantee debt of, any of the Company’s shareholders or such shareholders subsidiaries;

(n)	enter into, amend or terminate domination agreements (Beherrschungsverträge), profit and loss pooling agreements (Gewinnabführungsverträge), business leasing contracts (Unternehmenspachtverträge) or tax units (Organschaften);

(o)	enter into any transaction with any shareholder of the Company or with an Affiliate of a shareholder of the Company other than at arm’s length basis;

(p)	issue shares of the Company or grant options or subscription rights for shares of the Company;

(q)	repurchase of any shares by the Company;

(r)	resolution for or payment of any dividends to shareholders of the Company;

(s)	actions under the German Transformation Act (UmwG) including mergers, changes of legal form, spin-offs;

(t)	amendments to the Company’s articles of association (including capital measures);

(u)	make changes to regulatory or tax status or classification of the Company;

(v)	change material accounting standards not required by applicable law or IDW policy;

(w)	enter into, amend or terminate (other than for cause (außerordentliche Kündigung)) employment contracts with employees or consultants, which provide for compensation (salary, bonus, severance, etc.) in excess of EUR 200,000 (two hundred thousand euros);

(x)	enter into any collective bargaining agreements (Tarifverträge); and

(y)	initiate, waive or otherwise settle any material litigation.

provided, however, that the consent of Purchaser shall not be required for any action that would be permitted under the operating budget set forth on Exhibit 9.1.4 and provided, further, that the management bonuses based on the current managing director service agreements will be paid pro rata temporis to the Managing Sellers prior to Closing.

9.2	Contracts between the Sellers, the Sellers’ Affiliates and the Company

The Sellers shall take the action necessary to ensure that – with the exception of the Transaction Documents and the contracts listed in Exhibit 2.3.2 – all contracts, which exist or are concluded on or before the Closing Date between any of the Sellers or one of its Affiliates, on the one hand, and the Company, on the other hand, are terminated with effect as of the Closing Date without producing any costs or obligations for the Company unless the Purchaser instructs the Sellers otherwise. For the avoidance of doubt, the Parties agree that the contracts listed in Exhibit 2.3.2 will remain valid and binding beyond the Closing Date.

9.3	Insurance Coverage

The Managing Sellers shall ensure that the Company and its business operations remain insured until the Closing Date in substantially the same manner as they are insured on the Signing Date and that all premiums due under such insurance policies are duly and timely paid.

9.4 Conduct of the Sellers following the Closing

9.4.1 Each of the Sellers agrees not to adopt any shareholders’ resolutions of the Company after the Closing has occurred, unless such resolutions were requested by the Purchaser in writing.

9.4.2 After the Closing has occurred and before the Purchaser is deemed to be the holder of the Shares in relation to the Company pursuant to sec. 16 para. 1 sentence 1 of the GmbHG, the Non-Managing Sellers hereby irrevocably authorize the Purchaser to adopt the shareholders’ resolutions according to clause 4.4.1(f) and any and all other shareholders’ resolutions, provided that the Purchaser gives the Sellers security to cover any possible claims which the Sellers may have as shareholders based on those shareholders’ resolutions. The Purchaser shall not be entitled to adopt any shareholders’ resolutions on behalf of the Sellers which are clearly unlawful or would clearly result in a risk of liability for the Sellers other than de minimis costs or fees or which are not expressly provided for in this Agreement. The Purchaser agrees to hold the Sellers harmless against, and indemnify them from, any and all liability risks arising from the shareholders’ resolutions adopted by the Purchaser pursuant to this clause 9.4.2.

9.4.3 Each of the Sellers shall be obligated to forward to the Managing Sellers and the Purchaser without undue delay (unverzüglich) any payments (e.g. distributions of profits) received from the Company based on its status as shareholder as of the Closing.

9.4.4 Within 90 Business Days after the Signing Date, each of the Sellers must transfer to the Company, except to the extent already transferred to the Company or already registered in the name of the Company as of the date hereof, all of the domain names listed and set forth against such Sellers’ name in Exhibit 9.4.4. The Sellers shall execute and deliver to the Company such documents and take such actions as reasonably requested by the Company to assign, register, evidence and perfect Company’s ownership and control of such domain names. For purposes of this Agreement, the control of such domain names shall be considered transferred when they have been transferred to the Company’s registrar, CSC or another designee, and when the Company has sole control of those domain names and is the sole party with access to the account holding those domain names and the passwords to the accounts holding those domain names, such that the Company is in sole control of the relevant WHOIS information.

9.5	Damages

9.5.1 Each of the Non-Managing Sellers agrees to compensate the Company for any damages, which the Purchaser or the Company incur from or in connection with a breach of the obligations under clauses 9.1.2, 9.1.4, 9.2, and 9.4.

9.5.2 Each of the Managing Sellers agrees to compensate the Company for any damages, which the Purchaser or the Company incur from or in connection with a breach of the obligations under clause 9 (excluding the obligations under clause 9.4).

9.6	Joint Representative

9.6.1 Each of the Sellers hereby appoints (bestellen) and authorise (bevollmächtigen) the Representative effective as of the Signing Date as their joint representative for the purpose of this Agreement.

9.6.2 In particular, the Representative has been authorized by the Sellers for or on behalf of each Seller, to:

(a)	take all actions required by, and exercise all rights granted to, the Representative in this Agreement and the Escrow Agreement and any other agreements or documents related thereto (the Transaction Documents);

(b)	receive all notices or other documents given or to be given to the Sellers by (i) any Party pursuant to this Agreement or any other Transaction Document; (ii) the acting notary; and (iii) in the case of the Escrow Agreement by any parties to the Escrow Agreement;

(c)	receive and accept service of legal process in connection with any legal proceeding against the Sellers arising under any Transaction Document;

(d)	undertake, compromise, defend and settle any legal proceeding or any claims under or in connection with the Transaction Documents on behalf of the Sellers;

(e)	execute or give, as the case maybe, all agreements, certificates, elections, documents, notices, confirmations, declarations required or deemed appropriate by the Representative, in its sole discretion, in connection with the Transaction Documents;

(f)	engage counsel, experts accountants and other advisors and incur such other expenses in connection with the Transaction Documents.

9.6.3 The Company, the Purchaser (including any of its Affiliates) and the Escrow Agent shall be entitled to rely upon, and shall be fully protected in relying upon, the power and authority of the Representative without independent investigation. Any notices, declarations, requests and other communications made by the Company, the Purchaser, the Escrow Agent or the acting notary to the Representative shall be deemed to be made to all of the Sellers and the Company, the Purchaser, the Escrow Agent and the acting notary shall have no obligation to separately notify each of the Sellers.

9.6.4 The Representative shall, without undue delay, (a) notify the Sellers of any material events or material undertakings by the Representative in connection with, or related to, this Agreement and (b) deliver copies of any material documents, correspondences and notices that the Representative receives in connection with indemnity claims made by the Purchaser pursuant to the terms of this Agreement. For the avoidance of doubt, the obligations in this clause 9.6.4 shall not affect or otherwise impair in any respect its authority and power granted in this Agreement (including this clause 9.6).

9.6.5 The Representative shall not, without the consent of the Sellers whose aggregate Pro Rata Share of the Cash Purchase Price is no less than 75% of the Cash Purchase Price (the Majority Sellers), (i) compromise or settle any legal proceeding or any claims under or in connection with the Transaction Documents on behalf of the Sellers in excess of EUR 5,000,000 (five million euros) and/or (ii) incur costs and expenses on behalf of the Sellers in excess of the Expense Account (then available).

9.6.6 The Company, the Purchaser (including any of its Affiliates) and the Escrow Agent shall have no liability whatsoever to any of the Sellers or their respective Affiliates or their respective successors (Rechtsnachfolger) for any acts or omissions of the Representative, or any acts or omissions taken or not taken by the Company, the Purchaser (including any of its Affiliates) and the Escrow Agent at the direction of the Representative.

9.6.7 In the event of the resignation or removal of the Representative in accordance with the last sentence of this clause 9.6.7, a successor shall thereafter be appointed by the Majority Sellers. The Majority Sellers shall give notice to the Purchaser, the Company and the Escrow Agent of the appointment of the successor. Until such notice is given the Purchaser, the Company, the Escrow Agent and acting notary are entitled to rely on the former Representative to be the Representative of the Sellers with the rights and obligations set out in this clause 9.6. The Representative may resign or be removed by action of the Majority Sellers at any time and for any reason, and, subject to the first sentence of clause 9.6.8 shall have no liability to any person (including the Sellers) in connection with such resignation or removal.

9.6.8 To the maximum extent permissible by any Legal Requirements, the Representative shall owe no duties to any Seller (or any of their respective Affiliates) and will incur no liability with respect to the Sellers with respect to any action or inaction taken or failed to be taken in connection with its services as the Representative, except for its own wilful misconduct or gross negligence. In all questions arising under the Transaction Documents, the Representative may rely on the advice of counsel, and the Representative will not be liable to any Seller (or any of their respective Affiliates) for anything done, omitted or suffered in good faith by the Representative based on such advice. The Representative shall not receive any compensation for services as the Representative, but it shall (i) have access to the Expense Reimbursement Amount in accordance with clause 9.6.10, and (ii) receive and be entitled to reimbursements from, and be indemnified severally and not jointly by, the Sellers for any and all losses incurred by the Representative in the performance or discharge of its duties pursuant to this clause 9.6.

9.6.9 The Sellers acknowledge and agree that the indemnities in clause 9.6.8 shall survive the resignation or removal of the Representative or the termination of this Agreement. Unless the Sellers pay all such losses upon demand by the Representative, the Representative shall have no obligation to incur such losses, or to continue to perform any duties under the Transaction Documents. Following the deposit of the Expense Reimbursement Amount in accordance with clause 3.1.1(c), the Purchaser shall have no obligation to reimburse the Representative for any such expenses or other amounts or damages incurred by the Representative for acting in its capacity as such under this Agreement, including, for any such expenses or other amounts or damages incurred by the Representative which exceed the Expense Reimbursement Amount. The Representative may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable with respect to the Sellers only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. Anything in this Agreement to the contrary notwithstanding, in no event shall the Representative be liable to the Sellers for punitive, special or consequential damages or damages based on multiples or the calculation of the Purchase Price, or indirect damages (Folgeschäden, mittelbare Schäden), internal administration or overhead costs of any Person, loss of profits (entgangener Gewinn) or value reductions due to loss of earnings, loss of use (Nutzungsausfall), frustrated expenses (vergebliche Aufwendungen) within the meaning of sec. 284 of the BGB, loss of goodwill or reputational damages and internal costs, in each case, even if the Representative has been advised of the likelihood of such loss or damage and regardless of the form of action.

9.6.10 As provided in clause 3.1.1(c), at the Closing, the Purchaser shall pay to the Expense Account the Expense Reimbursement Amount, which shall be a source of funds to pay and/or reimburse any costs and expenses incurred by the Representative in connection with any and all matters related to this Agreement (and which is otherwise entitled to incur pursuant to this clause 9.6). The Expense Reimbursement Amount shall be used by the Representative for the payment of out-of-pocket expenses, costs, liabilities and losses incurred by, or imposed upon, the Representative in connection with the performance of the Representative’s duties and obligations under the Transaction Documents. The Representative shall have the sole and absolute direction to withdraw funds from the Expense Account at any time (and without prior consent or notice to any Person (including any Seller)). Notwithstanding anything to the contrary herein, in no event shall the Company, the Purchaser or any of their respective Affiliates have any rights in or to the Expense Reimbursement Amount.

9.6.11 Promptly following the distribution of the entire remaining balance of the Escrow Amount (other than the Expense Reimbursement Amount) pursuant to clause 3.3.4, the Representative shall instruct the Escrow Agent by a written declaration to distribute to each Seller its respective portion of the remainder of the Expense Reimbursement Amount (plus any interest or dividend accrued on such remainder) based on each such Seller’s Pro Rata Share of the Cash Purchase Price.

9.7	US Tax Covenant

After the Closing, the Purchaser and the Managing Sellers shall not, and each shall cause the Company, not to make (i) an election under Section 338 of the Internal Revenue Code or (ii) an election to change the U.S. entity classification of the Company effective as of the Closing Date or any earlier date. In the event that the Purchaser or any of the Managing Sellers breaches any of the foregoing negative covenants, then the Managing Sellers shall indemnify each Seller for any and all Taxes (including interest and penalties) incurred by, or assessed upon, such Seller that arises out of, or is related to, such breach by the Company on a dollar-for-dollar basis (not subject to any limitations set forth in this Agreement or otherwise).

9.8	Joint and/or several accountability of the Sellers

Unless otherwise provided for in this Agreement the Sellers shall be severally (einzelschuldnerisch) and not jointly and severally liable (gesamtschuldnerisch). In addition to the limitations of the Sellers’ liability provided for in clauses 6 and 8 or otherwise in this

Agreement, in no event shall any Seller’s liability under this Agreement exceed seventy percent (70%) of such Seller’s Pro Rata Share of the Purchase Price, unless the liability is due to the relevant Seller’s intentional conduct.

10.     PURCHASER’S GUARANTEES AND OBLIGATIONS

The Purchaser hereby guarantees by way of an independent promise of guarantee (selbständiges Garantieversprechen) pursuant to sec. 311 para. 1 of the BGB as follows:

10.1.1 The Purchaser is duly incorporated and validly existing under the laws of Germany and has all requisite corporate power and authority to own its assets and to carry out its business.

10.1.2 The execution and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate actions on part of the Purchaser.

10.1.3 From the Signing Date until and including the Closing Date, the Purchaser is under an obligation not to act in a manner which would impair, jeopardise or hinder the Closing.

10.1.4 The execution and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated herein do not violate the articles of association or by-laws of the Purchaser or violate any applicable law, regulation, judgment, injunction or order binding on the Purchaser, and there is no action, law suit, investigation or proceeding pending against, or to the knowledge of the Purchaser threatened against, the Purchaser before any court, arbitration panel or administrative authority which in any manner challenges or seeks to prevent, alter or delay the transactions contemplated herein.

10.1.5 Subject to (i) the satisfaction of the Closing Conditions set forth in clauses 4.2.1 and 4.2.2, and (ii) the Closing, the Guarantor Parent shall issue the Deferred Equity Consideration to the Managing Sellers pursuant to the provisions set out in Exhibit 10.1.5; if the Guarantor Parent has failed to issue the Deferred Equity Consideration (or a portion thereof) due to any Managing Seller pursuant to the provisions set out in Exhibit 10.1.5 for more than ten (10) Business Days despite a written warning of such Managing Seller, such Managing Seller may claim the fair market value of such Deferred Equity Consideration (or portion thereof) from the Guarantor Parent. Each Managing Seller hereby individually undertakes to confirm on the date that the Deferred Equity Consideration is issued whether the representations and warranties set forth in section 7 of Exhibit 10.1.5 are correct and complete as of such date.

10.1.6 The Parties are aware that the Company granted to certain participants (Optionsberechtigten) listed in Exhibit 10.1.6(i) (hereinafter collectively referred to as the Participants and individually as a Participant) options of participation rights (Genussrechtsoptionen) (the Options) pursuant to the terms of the option agreements attached hereto as Exhibit 10.1.6(ii) (the Incentive Plan). In relation to such Incentive Plan:

(a)	within fifteen Business Days of the Signing Date, the Managing Sellers shall cause the Company to offer (the Offer) to the Participants set forth on Exhibit 10.1.6(a) to settle, immediately following the Closing, that portion of the vested and unvested the Options held by such Participant for an aggregate cash payment equal to (i) the number of Options held by such Participant to which the Offer applies, multiplied by (ii) EUR 26,696.14 (twenty-six thousand six hundred ninety-six euros) (the Settlement Amount) less applicable wage taxes and employees’ social security contributions, in each case, as set forth opposite such Participant’s name on Exhibit 10.1.6(i);

(b)	the Company’s obligations with respect to the Offer shall be subject to (i) the occurrence of the Closing; (ii) the issuance to the Purchaser of the Purchaser Share Issuance pursuant to clause 10.1.6(c); and (iii) the respective Participant entering into a option agreement in the form as attached hereto as Exhibit 10.1.6(ii) (an Option Agreement);

(c)	as of the closing, the Purchaser shall subscribe for and receive from the Company, and the Company shall issue to the Purchaser, a number of shares of its registered share capital equal to 285 shares (the Purchaser Share Issuance) in exchange for the payment of the aggregate Settlement Amount for all of the Options to be settled as set forth on Schedule 10.1.6(a);

(d)	immediately following the Closing and the satisfaction of the conditions set forth in 10.1.6(b)(i) and (ii), the Company will pay the aggregate Settlement Amount payable to the Participants in exchange for their Options as set forth on Schedule 10.1.6(a) hereto; provided, however, that in the event a Participant holding Options subject to the Offer fails to execute and deliver an Option Agreement to the Company at or prior to the Closing (each such Participant, a Deferred Participant), the Company shall ensure that it continues to have sufficient funds to cover the portion of the aggregate Settlement Amount otherwise payable to such Deferred Participant with respect to its Options, until such time as such Deferred Participant has duly executed and delivered an Option Agreement. Within two (2) Business Days following the delivery by such Deferred Participant to the Company of a duly executed Option Agreement, the Company shall pay to such Deferred Participant its Settlement Amount in accordance with Schedule 10.1.6(a).

The Parties agree that the payment in cash pursuant to the Incentive Plan shall be in addition to the Purchase Price.

10.1.7 The Purchaser, the Managing Sellers and the Company shall cooperate to effect the Purchaser Share Issuance, including the passing of any shareholders’ resolutions of the Company.

10.1.8 Purchaser has cash available or has existing borrowing facilities (and will continue to have such cash available or existing borrowing facilities) that together are sufficient to enable it to consummate the transactions contemplated by the Transaction Documents and to pay all consideration, fees, costs, expenses and other amounts required to be paid by the Purchaser in connection with the Transaction Documents.

10.1.9 Except as set forth in Schedule 10.1.9, on the Signing Date, there are no agreements (other than the Existing Shareholders Agreement and the SPA 2010) or arrangements (whether written or oral) with any Managing Seller, on the one hand, and the Company, the Purchaser or any of their respective Affiliates, on the other hand. The Company has made available to the Sellers true, correct and complete final versions of each of the items set forth in Schedule 10.1.9.

10.1.10 The Purchaser shall refrain from taking the actions set forth in Exhibit 10.1.10 during the period between Signing Date and the first to occur of (i) the Closing Date and (ii) the withdrawal by either party from this Agreement pursuant to clause 4.3.1.

11.     PURCHASER’S GUARANTOR

The Guarantor hereby guarantees by way of an independent promise of guarantee pursuant to sec. 311 para. 1 of the BGB the proper fulfilment of all payment obligations of the Purchaser pursuant to this Agreement, and, in particular, but not limited to, the payment of the Purchase Price together with interest (if any) on the Closing Date.

12.     MERGER CONTROL PROCEDURE

12.1	Notification of the Proposed Concentration

12.1.1 The Parties shall use their reasonable efforts within the parameters of clause 12.2 below to file merger control notifications with the respective authorities of the Merger Clearance Jurisdictions pursuant to clauses 4.2.1 and 4.2.2, by no later than twelve (12) Business Days following the date on which all information requested by the Purchaser from the Company or the Sellers for the purpose of filing the respective requests for antitrust clearance of the concentration contemplated in this Agreement in Merger Clearance Jurisdictions have been received by the Purchaser.

12.1.2 The Parties shall use their reasonable efforts within the parameters of clause 12.2 below to ensure that the events referred to in clauses 4.2.1 and 4.2.2 occur in a timely manner. This will include compliance with any requests received from any competition authority in the Merger Clearance Jurisdictions.

12.1.3 Each of the Sellers agrees that as soon as possible following the Signing Date, it will provide to the Purchaser any and all documents, data and other information which—based on the Purchaser’s reasonable assessment—are required in order to prepare, modify and supplement filings that are required to be made to the applicable governmental authorities of a Merger Control Jurisdiction in connection with the undertakings described in clauses 4.2.1 and 4.2.2. However, in no event shall a Seller be required to disclose any information regarding any of its equityholders or the limited partners, equityholders, stockholders, members, directors and officers of any of its Affiliates (including their respective limited partners, equityholders, stockholders, members, directors and officers) unless such information is required under the law to be disclosed.

12.1.4 Notwithstanding anything to the contrary herein, in connection with the undertakings described in clauses 4.2.1 and 4.2.2 or any matters related thereto, the Purchaser shall use its reasonable best efforts to obtain confidential treatment of any and all information of the Sellers either provided by any of the Sellers or the Company pursuant to this clause 12 that is required to be disclosed under the applicable laws of a Merger Control Jurisdiction (the Seller Information), if any; provided, further, in the event that the Purchaser (x) is not able to obtain confidential treatment of Seller Information or (y) receives any request or demand (by information request from any governmental authority, subpoena, civil investigation demand or otherwise) to disclose any Seller Information, in each case, the Purchaser shall promptly notify (but in no event later than five (5) Business Days following such occurrence) the respective Seller, in writing, the Seller of such occurrence in order to permit the Sellers to seek an appropriate protective order; provided, further, if, in the absence of a protective order, the Purchaser is, on the advice of counsel, legally compelled to disclose such applicable Seller Information to any applicable governmental authority of a Merger Control Jurisdiction in connection with the merger control clearance undertakings set forth in clause 4.2.1 and 4.2.2 or any matters related thereto, the Purchaser may only disclose that portion of such Seller Information that it is advised by counsel is legally required to be disclosed, after (and only after) a copy of the submission of such portion of Seller Information is delivered to, and reviewed by the respective Seller prior to the submission thereof by the Purchaser.

12.1.5 The Purchaser shall without undue delay provide the Managing Sellers as well as the Representative with copies of any correspondence sent to or received from the competent antitrust authorities and shall give the Managing Sellers as well as the Representative opportunity to participate in all discussions and meetings with the competent antitrust authorities.

12.2	Obligations of the Purchaser regarding clearance of the Transaction

If and to the extent that the competent antitrust authorities clear the transactions contemplated hereby subject to the satisfaction of additional conditions or requirements (Bedingungen oder Auflagen) which the Purchaser, one of its Affiliates or the Company must satisfy, then the Purchaser will be under no obligation to satisfy such conditions or requirements or to ensure their satisfaction.

12.3	Prohibition of the Transaction

If and to the extent that the competent antitrust authorities of any Merger Clearance Jurisdictions prohibit the transaction stipulated in this Agreement, the Purchaser will be entitled but not obligated to invoke legal remedies. Upon demand and based on specific instructions from the Purchaser, each of the Sellers shall also invoke legal remedies or participate in any appellate proceedings initiated by the Purchaser.

13.     USE OF NAME

13.1	Use of Company Name, Trademarks, etc.

13.1.1 The Company and its respective legal successors are entitled, but not obligated vis-à-vis the Sellers, to continue using indefinitely the past, current and future trade names, trademarks, marks, business names, logos, the Company’s Intellectual Property Rights containing the brand name “trivago”, websites, social media usernames, domain names and business designations of the Company, including all the derivations thereof (collectively referred as the Company Marks).

13.1.2 Starting on the Closing Date, none of the Sellers shall, in any way, use, register or distribute into the stream of commerce the Company Marks or any other designations or company names that are confusingly similar thereto provided that any of the Sellers, for as long as he is employed by the Company may use any Company Mark in connection with the operation of the Company’s business. Each of the Sellers shall, as of the Closing Date, specifically cause the Company Marks to be removed from any use by the Seller that is not in connection with the operation of the Company’s business provided that this shall not restrict the Sellers to disclose the fact that they have been shareholders of the Company. Each of the Sellers shall ensure that any of its respective Affiliates also act in accordance with the requirements in this clause 13 foregoing sentences 2 and 3.

14.     CONFIDENTIALITY AND PRESS RELEASES

14.1	Confidentiality with respect to the Company

14.1.1 The Sellers shall treat any and all business or trade secrets or otherwise sensitive information concerning the Company and its business operations as strictly confidential, shall effectively protect such information from access by third parties and shall not use such confidential information for their own purposes or for the purposes of any third party. The foregoing duties shall not apply to any facts which are in the public domain, which have entered the public domain without a violation of this obligation or the disclosure of which is required by law or by the applicable securities laws or capital markets rules.

14.1.2 If an obligation under clause 14.1.1 is breached, the respective Seller shall pay a contractual penalty (Vertragsstrafe) in the amount of EUR 100,000 (one hundred thousand euros) to the Company for each incident involving a breach. In the event of a continuing breach, the contractual penalty is to be paid again for each month commenced in which the breach persists.

14.2	Confidentiality with respect to this Agreement and the Parties

The Parties mutually agree to treat as strictly confidential, and to prevent the disclosure to any third parties of the contents of this Agreement, the circumstances concerning its negotiation, its execution and its consummation as well as any and all information which they have obtained and which relate to the other Parties or that Parties’ Affiliates. The foregoing duties shall not apply to any facts which are in the public domain, which have entered the public domain without a violation of this obligation or the disclosure of which is required by law or by the applicable securities laws or capital markets rules. In that case, however, each Party will be obligated to inform the respective other Parties about such dislosure and to limit the disclosure to the minimum required under law or by the applicable capital markets rules.

14.3	Passing on of Information

Each Party may disclose any information that is protected under clause 14.1 and 14.2 to its Affiliates at the relevant time and to third parties (including lawyers, accountants and other advisors), if and to the extent that such disclosure is necessary to perform this Agreement and the transactions stipulated herein or otherwise required to protect such Party’s fair interest (berechtigte Interessen), including in particular, but not limited to, the publishing of this Agreement and the disclosure of any information that is protected under clause 14.2 in connection with any filing such Party is required to make. Without limiting the generality of the foregoing, the Sellers or any of its Affiliates may disclose the portion of the Purchase Price payable to such Seller, the identity of the Purchaser and the return on their respective investment in the Company: (i) to its representatives who need to know such information to assist the Sellers or their Affiliates, (ii) in connection with financial or operating reports made available to the direct or indirect limited partners, investors, managers, members, representatives and advisors of the Sellers or their Affiliates, (iii) in compliance with the terms of the limited partnership or other organizational documents of the Sellers or its Affiliates, (iv) in connection with the marketing of investment funds managed or advised, directly or indirectly, by the Sellers or their Affiliates, or (v) to any governmental authority or self-regulatory organization that has jurisdiction over the Sellers or their Affiliates or in any filings or applications made by the Sellers or its Affiliates to such governmental authority or self-regulatory organization provided that such governmental authority or self-regulatory organization has requested such information or the Party is obligated by law to disclose such information to such governmental authority or self-regulatory organization.

14.4	Press Releases

14.4.1 Except as otherwise stated in this Agreement, and subject to the same exceptions to disclosure as provided in clauses 14.1 and 14.2, the Parties agree on the following limitations and procedures with respect to public communication regarding the transaction:

14.4.2 From the date hereof until the Closing, none of the parties hereto shall make any public statement, issue any written or oral press releases and make any other written or oral public announcements or communications, without the consent of the Company and the Purchaser, relating to the transactions contemplated by this Agreement and the other agreements related to this Agreement, including the Parties hereto and thereto, the terms hereof and thereof and the facts and circumstances relating to the transaction; provided, however that the Purchaser may issue press releases or make public statements, announcements or communications, including for purposes of investor relations and other investor outreach, without the approval of any other party hereto to the extent the Purchaser’s counsel advises that it be advisable or be required by law or the rules of the NASDAQ Stock Exchange, or any other governmental or quasi-governmental agency, as applicable to the Purchaser. For the avoidance of doubt, within four days following the execution of this Agreement, the Purchaser shall prepare and file a report and press release on Form 8-K with the U.S. Securities and Exchange Commission. The Purchaser will consult with the Company in this case about the not legally required content of the press release.

14.4.3 After Closing, the Parties hereto will keep confidential (subject to any disclosure requirements under applicable securities law), and not disclose, the terms and status of this Agreement or any other document related hereto, and the transactions contemplated hereby, except to the extent available in the public domain; provided, however, that neither the Purchaser, the Guarantor Parent nor the Company shall be subject to any restrictions with respect to public communication.

14.4.4 Any approvals of press releases or other communication in accordance with this clause 14.4 shall not be unreasonably withheld or delayed.

15.     COSTS AND TRANSFER TAXES

15.1	Advisor Costs

15.1.1 Each Party shall bear its own costs and expenses in connection with the preparation, conclusion and performance of the Transaction Documents (including documents related to the Share Capital Increase), including any professional fees, charges and expenses of its respective advisors.

15.1.2 If, for any reason whatsoever, the Company is invoiced and/or pays any advisor costs for the benefit of the Sellers as set out in clause 15.1.1 or for any other costs in connection with this Agreement other than the costs for the notarization of this Agreement, the relevant Sellers shall indemnify the Purchaser or, at its discretion, the Company for such costs based on its respective Pro Rata Share. For the avoidance of doubt, to the extent that the Sellers fail to provide such indemnification, the outstanding claim for indemnification is a claim pursuant to clause 3.3.1.

15.2	Other Costs, Fees

The costs of the notarisation of this Transaction Documents (including documents related to the Share Capital Increase) and the fees charged by the competent antitrust authorities shall be borne by the Purchaser.

15.3	Transfer Taxes

Any stamp duties caused by the consummation of this Agreement shall be borne by the Purchaser.

16.     ASSIGNMENT AND TRANSFER OF RIGHTS AND OBLIGATIONS

No rights and obligations under this Agreement may be assigned or transferred to third parties, either in whole or in part, without the prior written consent of the Purchaser and the Representative. The Purchaser is entitled, however, to assign and transfer the rights and obligations under this Agreement (including, for the avoidance of doubt, the right to acquire the Sellers Shares) to (i) any of its Affiliates; or (ii) the financing banks for purposes of financing the transaction stipulated in this Agreement. In the event of such an assignment, the Purchaser shall ensure the performance of the assignee’s duties under this Agreement. Provided that the Purchaser transfers its obligations under this Agreement it is understood that the Purchaser shall be jointly and severally (gesamtschuldnerisch) liable with the transferee for the Purchaser’s obligations under this Agreement. Nothing in this clause 16 shall imply or suggest that Purchaser’s obligation hereunder is subject to any receipt of any loan or bank financing.

17.     NOTICES

17.1	Form of Notices

All legally binding statements and other notices in connection with this Agreement (collectively the Notices) shall be made in the English language and in writing unless a formal notarisation or another specific form is required by mandatory law. The written form requirement shall be satisfied through transmission by facsimile or an exchange of letters (but not through any other form of telecommunication transmission). An electronic transmission (such as by e-mail) shall not be sufficient to satisfy the requirement that Notices be made in writing.

17.2	Notices to the Sellers

17.2.1 Any Notices to be delivered to any or all of the Sellers hereunder shall be delivered to the Representative and shall be addressed as follows:

TVG Representative LLC

Attention: Jeff Lieberman and Blair Flicker

c/o the Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

USA

Fax: +1 212 2309272

Email: jlieberman@insightpartners.com and bflicker@insightpartners.com (for information purposes only)

with a copy to its advisor for information purposes:

Noerr LLP

Attention: Dr. Jens Liese

Speditionstraße 1

40221 Düsseldorf

Germany

Fax: +49 211 49986100

Email: Jens.Liese@noerr.com

17.2.2 Each Seller appoints the Representative as its agent for service of process (Zustellungsbevollmächtigter).

17.3	Notices to the Purchaser

Any Notices to be delivered to the Purchaser hereunder shall be addressed as follows:

Tron NewCo GmbH

Attention: Bob Dzielak

Landshuter Allee 10

80637 Munich

Germany

Fax: +1 4256797251

Email: bdzielak@expedia.com (for information purposes only)

with a copy to its advisor for information purposes:

Freshfields Bruckhaus Deringer LLP

Attention: Dr. Michael Haidinger

Hohe Bleichen 7

203543 Hamburg

Germany

Fax: +49 40 3690638513

Email: michael.haidinger@freshfields.com

17.4	Notices to the Company

Any Notices to be delivered to the Company hereunder shall be addressed as follows:

trivago GmbH

Attention: Geschäftsführung (persönlich/vertraulich)

Bennigsen Platz 1

40474 Düsseldorf

Germany

Fax: +40 211 54065115

Email: malte.siewert@trivago.com (for information purposes only)

17.5	Notices to the Representative

Any Notices to be delivered to the Representative hereunder shall be addressed as follows:

TVG Representative LLC

Attention: Jeff Lieberman and Blair Flicker

c/o the Corporation Trust Company

1209 Orange Street, Wilmington, Delaware 19801

USA

Fax: +1 212 2309272

Email: jlieberman@insightpartners.com and bflicker@insightpartners.com (for information purposes only)

with a copy to its advisor for information purposes:

Noerr LLP

Attention: Dr. Jens Liese

Speditionstraße 1

40221 Düsseldorf

Germany

Fax: +49 211 49986100

Email: Jens.Liese@noerr.com

with a copy to its advisor for information purposes:

Goodwin Procter LLP

Attention: Ilan Nissan and Christian Nugent

New York Time Building

620 8th Avenue, New

York New York, 10018

Fax: +1 212 3553333

Email: inissan@goodwinprocter.com and cnugent@goodwinprocter.com

17.6	Notices to the Guarantors

Any Notices to be delivered to the Guarantor and the Guarantor Parent hereunder shall be addressed as follows:

Expedia, Inc.

Attention: Bob Dzielak

333 108th Avenue NE

Bellevue

WA 98004

USA

Fax: +1 4256797251

Email: bdzielak@expedia.com (for information purposes only)

with a copy to its advisor for information purposes:

Freshfields Bruckhaus Deringer LLP

Attention: Dr. Michael Haidinger

Hohe Bleichen 7

203543 Hamburg

Germany

Fax: +49 40 3690638513

Email: Michael.haidinger@freshfields.com

17.7	Notices to the acting notary

Any Notices to be delivered to the acting notary hereunder shall be addressed as follows:

Notare Zimmermann Hauschild

Attention: Dr. Armin Hauschild

Schadow Arkaden

Blumenstraße 28

40212 Düsseldorf

Germany

Fax: +49 211 8652525 Email: notar@zimmermann-hauschild.de (for information purposes only)

The Parties shall without undue delay give written Notice to the other Party of any changes in the addresses set forth in clauses 17.2 through 17.5 above. In the absence of such communication, the addresses stated above shall remain in place.

17.8	Notices to Advisors

17.8.1 The receipt of Notices or any copies thereof in connection with this Agreement by the Parties’ advisors shall not constitute the receipt, or serve as a substitute for the receipt of, such Notice by the Parties themselves.

17.8.2 Whether or not the advisor to a Party or the acting notary received the Notice for its/his/her information is irrelevant for purposes of determining the receipt of the Notice by that Party, even if the Agreement specifically provides that Notice should be given to the respective advisor or executing notary for information purposes.

18.     MISCELLANEOUS

18.1	Governing Law

This Agreement shall be governed by the laws of the Federal Republic of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

18.2	Arbitration Proceedings

18.2.1 All disputes arising in connection with this Agreement or its validity, shall be finally settled in accordance with the Arbitration Rules of the German Institution of Arbitration (DIS) as applicable at the time of the arbitral proceedings without recourse to the ordinary courts of law. The arbitral tribunal shall consist of three (3) arbitrators. The place of arbitration is Düsseldorf, Germany. The language of the arbitral proceedings shall be English, provided that evidence may also be submitted in the German language.

18.2.2 In the event that mandatory law requires that a certain matter arising from or in connection with this Agreement or its performance be decided upon by an ordinary court of law, then jurisdiction and venue shall lie with the competent courts in Düsseldorf, Germany.

18.3	Business Day

For the purposes of this Agreement, Business Day means a day on which banks are open for business in Frankfurt am Main, Germany; and New York, New York, United States.

18.4	Interest

Except as otherwise provided in this Agreement, each Party must pay interest on any amounts due and payable to the other Party under this Agreement, for the period beginning on the day following the day on which the payment is due (or the day otherwise stipulated herein as the day on which interest shall begin to accrue) and ending on (and including) the day when payment is made. The interest rate shall be five hundred (500) basis points above the rate at which euro interbank term deposits for a period of one (1) month are being offered by one prime bank to another within the EMU zone, published on the appropriate page of the Reuters screen (or such other page as the Parties may agree) at 11.00 a.m. CET on the date on which the interest under sentence 1 hereof begins to accrue (EURIBOR). The interest accrual shall be calculated on the basis of the days lapsed and a 365-day year. The right to claim default interest (Verzugszinsen) and more extensive default-related damages (Verzugsschaden) shall remain unaffected.

18.5	Amendments to this Agreement

Any amendment of, supplement to or termination (Aufhebung) of, this Agreement, including any modification of this clause, shall be valid only if made in writing by the Representative and the Purchaser, unless more stringent form requirements (e.g. notarisation) must be satisfied under applicable law. Clause 17.1 sentences 2 and 3 shall apply mutatis mutandis.

18.6	Headings; References to German Legal Terms; References to Clauses

18.6.1 The headings and sub-headings of the clauses, subclauses, Exhibits and Schedules in this Agreement are for convenience and reference purposes only. They shall be disregarded for purposes of interpreting or construing this Agreement.

18.6.2 Any references made in this Agreement to any types of companies or equity participations, proceedings, government authorities or other bodies, rights, institutions, regulations or legal relationships (together the Legal Terms) under German law shall be deemed to include any equivalent (funktionsgleich) Legal Terms under foreign law to the extent that the relevant facts and circumstances must be assessed under such foreign law. If there is no functionally equivalent Legal Term under the foreign law, then such Legal Term under the relevant foreign law which most closely reflects the functionality of the Legal Term under German law shall be referenced into this Agreement.

18.6.3 Where a defined term is used in the singular this shall also include the plural of such defined term and vice versa.

18.6.4 Where the English wording of this Agreement is followed by a German Legal Term set in parenthesis and in italics, the German legal term shall prevail.

18.6.5 Any reference made in this Agreement to any clauses without further indication of a law or an agreement shall mean the clauses of this Agreement.

18.7	Schedules and Exhibits

All Schedules and Exhibits to this Agreement form an integral part of this Agreement.

18.8	Entire Agreement

This Agreement constitutes the final, complete expression of agreement between the Parties with respect to the subject matter covered herein and supersedes any and all previous negotiations, agreements and understandings, whether written or verbal, between the Parties with respect to the subject matter of this Agreement or parts thereof. There are no side agreements to this Agreement.

18.9	Severability

Should any provision of this Agreement be or become, either in whole or in part, void (nichtig), ineffective (unwirksam) or unenforceable (undurchsetzbar), then the validity, effectiveness and enforceability of the other provisions of this Agreement shall remain unaffected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as most closely reflects the economic intent and purpose of the invalid, ineffective or unenforceable provision regarding its subject-matter, scale, time, place and scope of application. The aforesaid rule shall apply mutatis mutandis to fill any gap that may be found to exist in this Agreement.

EXHIBIT 10.1.5 to the SPA

Exhibit 10.1.5

Deferred Equity Consideration

Deferred Equity Consideration Provisions

By execution of the Agreement, each Managing Seller and the Guarantor Parent hereby agree as follows:

1. Definitions.

(a) “Annual Additional Shares” means a total number of shares of Guarantor Parent Common Stock equal to the product of (a) the quotient of (i) the Deferred Equity Consideration, divided by (ii) the Trading Price, multiplied by (b) 0.20, subject to any adjustments made in accordance with Section 6 hereto. Schedule 2(a) hereto shall be completed on the Closing Date to allocate the Annual Additional Shares, as determined in accordance with the foregoing definition, among the Managing Sellers in accordance with their respective Managing Seller Pro Rata Shares.

(b) “Effective Date” means the date that any Registration Statement is first declared effective by the SEC.

(c) “Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, The Nasdaq Global Select Market, The Nasdaq Global Market, The Nasdaq Capital Market or any other U.S. national securities exchange, or any of their successors.

(d) “Euro-Dollar Exchange Rate” shall mean the average value in euros of one U.S. dollar at the close of business during the 30 Trading Days ending on the date prior to the Closing Date calculated by Guarantor Parent based on a publicly available service for displaying exchange rates as may be selected by Guarantor Parent in its good faith judgment.

(e) “Exchange” means The NASDAQ Global Select Market or the principal national or regional securities exchange or market on which Guarantor Parent Common Stock is listed or admitted for trading.

(f) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(g) “Guarantor Parent Common Stock” means the common stock of Expedia, Inc., par value $0.0001 per share, or such other securities resulting from one or more conversions, exchanges or alterations of the Guarantor Parent Common Stock pursuant to one or more Reorganizations or Reclassifications, in each case made in accordance with Section 6.

(h) “Prospectus” means the prospectus included in each Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A, 430B or Rule 430C), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

(i) “Managing Seller Pro Rata Share” means, with respect to a Managing Seller, the quotient, expressed as a percentage rounded down to the nearest decimal place, of (i) such Managing Seller’s Pro Rata Share, divided by (ii) the aggregate Pro Rata Share of all Managing Sellers.

(j) “Registrable Shares” shall mean the Annual Additional Shares (or other securities resulting from an adjustment to the Annual Additional Shares made in accordance with Section 6) issued or issuable to the Managing Sellers pursuant to Section 2(b) and Section 3.1.2 of the Agreement. As to any particular Registrable Shares, once issued, such securities shall cease to be Registrable Shares if (i) the resale of such securities have been registered under the Securities Act, the registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of pursuant to such effective registration statement, (ii) such securities have been distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act, (iii) such securities have been otherwise transferred and the subsequent disposition of such securities does not require registration or qualification of such securities under the Securities Act or any state securities laws then applicable, (iv) such securities have ceased to be outstanding or (v) such securities can be sold in any consecutive 90-day period without registration in accordance with, and without being subject to volume limitations pursuant to, Rule 144; provided, that Guarantor Parent has procured and provided, at the sole expense of Guarantor Parent, to the Managing Sellers a written opinion from a nationally-recognized law firm (in a form reasonably acceptable to the Managing Seller) indicating that such securities can be sold without registration in accordance with Rule 144, subject to the receipt by Guarantor Parent of customary sale documentation from the Managing Sellers.

(k) “Required Effectiveness Date” shall mean, with respect to each Specified Date, the sixtieth (60th) calendar day following such Specified Date; provided, however, that if the Required Effectiveness Date falls on a Saturday, Sunday or other day that the SEC is closed for business, the Required Effectiveness Date shall be the next business day on which the SEC is open for business.

(l) “Rule 144,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 430A,” “Rule 430B,” and “Rule 430C” means Rule 144, Rule 405, Rule 415, Rule 424, Rule 430A, Rule 430B, and Rule 430C respectively, promulgated by the SEC pursuant to the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

(m) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(n) “SEC” means the U.S. Securities and Exchange Commission.

(o) “Specified Date” means each of the first, second, third, fourth and fifth anniversaries of the Closing Date.

(p) “Trading Day” means (a) any day on which trading generally occurs on the Exchange, or (b) if trading ceases to occur on the Exchange, “Trading Day” means a Business Day.

(q) “Trading Price” means the product of (i) the average closing price in U.S. dollars of Guarantor Parent Common Stock on the Exchange during the 30 Trading Days ending on the date prior to the Closing Date multiplied by (ii) the Euro-Dollar Exchange Rate.

Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement to which these Deferred Equity Consideration provisions are attached as Exhibit 10.1.5.

2. Registration Statement; Issuance of Shares.

(a) On or prior to each Specified Date (unless Guarantor Parent is not eligible to register Guarantor Parent Common Stock for resale on Form S-3), Guarantor Parent shall cause to be filed a registration statement (a “Registration Statement,” which term shall include any amendment or supplement thereto) on Form S-3 under the Securities Act for an offering to be made on a delayed or continuous basis pursuant to Rule 415 thereunder or any similar rule that may be adopted by the SEC and permitting sales in ordinary course brokerage or dealer transactions not involving any underwritten public offering, covering the resale of all Registrable Shares previously issued to the Managing Sellers and the Registrable Shares to be issued on the next Required Issuance Date, unless such Registrable Shares are already covered by an existing and effective Registration Statement. To the extent Guarantor Parent is a well-known seasoned issuer (as defined in Rule 405) at the time of any filing of a Registration Statement, such Registration Statement shall be filed as an automatic shelf registration statement (as defined in Rule 405).

(b) On or prior to the date that is two Trading Days following the Specified Date (the “Required Issuance Date”), Guarantor Parent shall issue to each of the Managing Sellers its Managing Seller Pro Rata Share of the Annual Additional Shares as set forth opposite such Seller’s name on Schedule 2(a) hereto under the heading “Annual Additional Shares issuable on each Required Issuance Date”.

(c) With respect to any Registration Statement filed pursuant to Section 2(a), Guarantor Parent shall use reasonable efforts to cause each such Registration Statement to be declared effective by the SEC prior to the applicable Required Effectiveness Date, and shall use reasonable efforts to keep each such Registration Statement continuously effective under the Securities Act until the first date on which no Registrable Shares shall be issued and outstanding (the “Effectiveness Period”). Upon the end of any Effectiveness Period, Guarantor Parent may withdraw any effective Registration Statement, and each Managing Seller shall discontinue sales of Registrable Shares pursuant to such Registration Statement.

(d) Notwithstanding anything in this Agreement to the contrary, Guarantor Parent may, by written notice to the Managing Sellers, suspend sales under any Registration Statement after the Effective Date thereof and require that the Managing Sellers immediately cease the sale of shares of Guarantor Parent Common Stock pursuant thereto, or defer the filing of any subsequent Registration Statement if the Board of Directors of Guarantor Parent determines in good faith, by appropriate resolutions, that, as a result of such activity, (A) it would be materially detrimental to Guarantor Parent (other than as relating solely to the price of Guarantor Parent Common Stock) to maintain a Registration Statement at such time or (B) it is in the best interests of Guarantor Parent to suspend sales under such Registration Statement at such time. Upon receipt of such notice, each Managing Seller shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Managing Seller is advised in writing by Guarantor Parent that the current Prospectus or amended Prospectus, as applicable, may be used. Notwithstanding the foregoing, Guarantor Parent’s right to suspend sales under this Section 2(d) shall not be exercised: (i) beyond the period during which (in the good faith determination of Guarantor Parent’s Board of Directors) the failure to require such suspension would be materially detrimental to Guarantor Parent or (ii) for a period of no more than twenty (20) Trading Days at a time or more than three (3) times in any twelve-month period. Immediately after the end of any suspension period under this Section 2(d), Guarantor Parent shall take all necessary actions (including filing any required supplemental prospectus) to restore the effectiveness of the applicable Registration Statement and the ability of the Managing Sellers to resell their Registrable Shares pursuant to such effective Registration Statement.

(e) It shall be a condition precedent to the obligations of Guarantor Parent to use reasonable efforts to file the registration pursuant to this Section 2 with respect to the Registrable Shares of any particular Managing Seller that such Managing Seller shall (i) furnish to Guarantor Parent a selling stockholder questionnaire in the form reasonably required in connection with the registration of such Registrable Shares by Guarantor Parent (the “Selling Stockholder Questionnaire”) and such other information regarding itself, the Registrable Shares and other shares of the Deferred Equity Consideration held by it and the intended method of disposition of the Registrable Shares held by it (if different from the Plan of Distribution set forth on Exhibit A hereto) as shall be reasonably required to effect the registration of such Registrable Shares and (ii) complete and execute such other documents in connection with such registration as Guarantor Parent may reasonably request, including a certified statement as to any Financial Industry Regulatory Authority (“FINRA”) affiliations, any natural persons who have the power to vote or dispose of the Guarantor Parent Common Stock held by such Managing Seller and any other information as may be requested by the SEC, FINRA or any state securities commission.

3. Registration Procedures. In connection with Guarantor Parent’s registration obligations hereunder, Guarantor Parent shall use reasonable efforts to (i) prepare and file with the SEC the Registration Statement in accordance with Section 2 with respect to the Registrable Shares; (ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus and any issuer free writing prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in such Registration Statement; (iii) cause each Registration Statement and the related Prospectus and any amendment or supplement thereto and any Guarantor Parent free writing prospectus, as of the effective date of such Registration Statement, Prospectus, amendment, supplement or Guarantor Parent free writing prospectus (x) to comply in all material respects with any requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances under which they were made, in the case of such Prospectuses, supplements and free writing prospectuses), (iv) within a reasonable time prior to the filing of any Registration Statement, any related Prospectus or Guarantor Parent free writing prospectus, any amendment to a Registration Statement or amendment or supplement to a Prospectus or Guarantor Parent free writing prospectus, provide copies of such document to the Managing Sellers and to counsel to the Managing Sellers and consider in good faith such reasonable changes in any such document prior to or after the filing thereof as the Managing Sellers or their counsel may requested; (v) furnish to the Managing Sellers such number of copies of any Prospectus (including any preliminary Prospectus and any amended or supplemented Prospectus) in conformity with the requirements of the Securities Act, and such other documents as the Managing Sellers may reasonably request in order to effect the offering and sale of the Registrable Shares to be offered and sold by them; (vi) use its reasonable efforts to register or qualify the Registrable Shares covered by such Registration Statement under the securities or blue sky laws of such U.S. jurisdictions as any Managing Seller shall reasonably request in writing (provided that Guarantor Parent shall not be required in connection therewith or as a condition thereto to qualify to do business where it is not then so qualified or to file a general consent to service of process in any such jurisdiction where it is not then so subject to service of process); and (vii) notify each Managing Seller holding Registrable Shares covered for resale by a Registration Statement of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the registration or the initiation of any proceedings for that purpose or the receipt by Guarantor Parent of any notification with respect to suspension of the qualification of the Registrable Shares for sale in any jurisdiction.

4. Dispositions. Each Managing Seller agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Shares pursuant to any Registration Statement and shall sell its Registrable Shares in accordance with the Plan of Distribution set forth in the Prospectus. Each Managing Seller further agrees that, upon receipt of a notice from Guarantor Parent of the occurrence of any event of the kind described in clause (vii) of Section 3, such Managing Seller will discontinue disposition of such Registrable Shares under each Registration Statement until such Managing Seller is advised in writing by Guarantor Parent that the use of the Prospectus, or amended Prospectus, as applicable, may be used. Guarantor Parent may provide appropriate stop orders to enforce the provisions of this paragraph.

5. Registration Expenses. Guarantor Parent shall pay all fees and expenses incident to the performance of or compliance with Section 2 by Guarantor Parent, including without limitation (i) all registration and filing fees and expenses, including without limitation those related to filings with the SEC, the Exchange, any required filing with FINRA by the Agent, and in connection with applicable state securities or blue sky laws in the United States, (ii) printing expenses (including without limitation expenses of printing certificates for Registrable Shares), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for Guarantor Parent,

(v) fees and expenses of all other Persons retained by Guarantor Parent in connection with the consummation of the transactions contemplated by this Agreement, including any independent registered public accountants and (vi) all listing fees to be paid by Guarantor Parent to the Exchange.

6. Adjustments. The number and kind of Annual Additional Shares issuable to the Managing Sellers pursuant to Section 2(b) and Section 3.1.2 of the Agreement are subject to adjustment from time to time, as follows:

(a) Reorganization.

(i) If at any time there shall be any reorganization, recapitalization, combination, merger or consolidation, other than a Reclassification (each, a “Reorganization”) involving Guarantor Parent pursuant to which shares of Guarantor Parent Common Stock are converted into or exchanged for securities, cash or other property, and the equity securities of the surviving entity of such Reorganization, or any parent company of such surviving entity, are listed or admitted for trading on an Eligible Market immediately following the consummation of such Reorganization, then, as part of such Reorganization, lawful provision shall be made so that each Managing Seller shall thereafter be entitled to receive, in lieu of the consideration provided for in Section 2(b), at the election of Guarantor Parent, either (x) upon each Required Issuance Date following the consummation of the Reorganization, the kind and amount of securities, cash or other property that such Managing Seller would have been entitled to receive in connection with such Reorganization if the Additional Annual Shares issuable upon such applicable Required Issuance Date had been issued and outstanding immediately prior to the consummation of such Reorganization or (y) following the consummation of the Reorganization, a single cash payment (which shall be payable at the same time and on the same terms that the other holders of Guarantor Parent Common Stock receive consideration in such Reorganization), equal to an amount in cash equal to the sum of (i) the amount of cash plus (ii) the value of the securities and other property (with the securities and property valued as provided in Section 6(a)(iii)) that such Managing Seller would have been entitled to receive in such Reorganization if all Additional Annual Shares issuable upon all Required Issuance Dates following consummation of the Reorganization had been issued and outstanding immediately prior to the consummation of such Reorganization.

(ii) If at any time there shall be any Reorganization, involving Guarantor Parent pursuant to which shares of Guarantor Parent Common Stock are converted into or exchanged for securities, cash or other property, and the equity securities of the surviving entity of such Reorganization, or any parent company of such surviving entity, are not listed or admitted for trading on an Eligible Market immediately following the consummation of such Reorganization, then, as part of such Reorganization, lawful provision shall be made so that each Managing Seller shall thereafter be entitled to receive, in lieu of the consideration provided for in Section 2(b), upon each Required Issuance Date following the consummation of the Reorganization, a payment (which shall be payable on the same terms that the other holders of Guarantor Parent Common Stock receive consideration in such Reorganization), equal to an amount in cash equal to the sum of (i) the amount of cash plus (ii) the value of the securities and other property (with the securities and property valued as provided in Section 6(a)(iii)) that such Managing Seller would have been entitled to receive in such Reorganization if the Additional Annual Shares issuable upon such applicable Required Issuance Date had been issued and outstanding immediately prior to the consummation of such Reorganization.

(iii) For purposes of Section 6(a)(i)(y) and Section 6(a)(ii), the value of any securities or other property payable in a Reorganization shall be calculated using either (i) the same valuation methods used to value such securities or other property pursuant to the definitive agreement with respect to the Reorganization (if such definitive agreement contains such valuation methods) or (ii) the same valuation methods used to value such securities or other property in connection with the Reorganization (if such definitive agreement does not contain such valuation methods) and shall be made in the currency that is either (x) the same currency that any other cash consideration is paid with respect to such Reorganization or (y) if there is no other cash consideration in such Reorganization, in U.S. dollars. Any cash payments required to be made in connection with a Reorganization shall be payable without interest.

(iv) Following the consummation of a Reorganization, the terms of this Exhibit 10.1.5 and the obligations of Guarantor Parent pursuant to Section 3.1.2 of the Agreement shall terminate and be of no further force or effect other than (i) the right of the Managing Sellers to receive the consideration provided for in this Section 6(a), (ii) with respect to any breach of this Exhibit 10.1.5 prior to the date of the consummation of such Reorganization and (iii) with respect to Sections 5, 7 and 9, which shall survive such termination.

(b) Reclassification. In the event that the outstanding shares of Guarantor Parent Common Stock are changed into the same or a different number of securities of any other class or classes by reclassification, capital reorganization or otherwise (a “Reclassification”), then, in any such event, in lieu of the number of shares of Guarantor Parent Common Stock which the Managing Seller would otherwise have been entitled to receive on each Required Issuance Date following the Reclassification, such Managing Seller shall have the right thereafter to be issued on each such Required Issuance Date a number of shares of such other class or classes of stock that a holder of the number of shares of Guarantor Parent Common Stock issuable to such Managing Seller on such Required Issuance Date immediately before that change would have been entitled to receive in such Reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(c) Stock splits, stock dividends, etc. In the event that the outstanding shares of Guarantor Parent Common Stock are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of such securities, the number of shares issuable to each Managing Seller on each Required Issuance Date following such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately increased, and in the event that the outstanding shares of Guarantor Parent Common Stock are combined (by reclassification or otherwise) into a lesser number of shares of such securities, the number of shares issuable to each Managing Seller on each Required Issuance Date following such combination shall, concurrently with the effectiveness of such combination, be proportionately decreased.

7. Indemnification. By execution of the Agreement, each Managing Seller and the Guarantor Parent hereby agree:

(a) Indemnification by Guarantor Parent. Guarantor Parent shall indemnify and hold harmless each Managing Seller and its Affiliates and their respective officers, directors, partners, members, agents and employees, each Person who controls any such Managing Seller (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (“Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus, any form of Guarantor Parent prospectus, any Guarantor Parent preliminary prospectus or Guarantor Parent free writing prospectus or in any amendment or supplement thereto, including all documents incorporated therein by reference, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent that (A) such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Managing Seller that was either furnished in writing to Guarantor Parent by such Managing Seller for use therein or, to the extent that such information relates to such Managing Seller or such Managing Seller’s proposed method of distribution of Guarantor Parent Common Stock, was reviewed and approved by such Managing Seller for use in the Registration Statement, or (B) with respect to any prospectus, if the untrue statement or omission of material fact contained in such prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented, if such corrected prospectus was timely made available by Guarantor Parent to the Managing Seller, and the Managing Seller seeking indemnity hereunder was advised in writing not to use the incorrect prospectus prior to the use giving rise to Losses.

(b) Indemnification by Managing Sellers. Each Managing Seller shall, severally and not jointly, indemnify and hold harmless Guarantor Parent and its Affiliates and their respective directors, officers, agents and employees, each Person who controls Guarantor Parent (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising solely out of any untrue statement of a material fact contained in the Registration Statement, any Prospectus, or any form of prospectus, or in any amendment or supplement thereto or in any form of preliminary prospectus, or arising out of or relating to any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement, alleged untrue statement, omission or alleged omission is contained in any information that was either furnished by such Managing Seller in writing to Guarantor Parent for use in such Registration Statement or such Prospectus or form of prospectus or preliminary prospectus or any amendment or supplement thereto or, to the extent that such information relates to such Managing Seller or such Managing Seller’s proposed method of distribution of Guarantor Parent Common Stock, was reviewed and approved by such Managing Seller for use in the Registration Statement (it being understood that the information provided by the Managing Seller to Guarantor Parent in the Selling Stockholder Questionnaire and the Plan of Distribution set forth on Exhibit A, as the same may be modified by such Managing Seller, constitutes information for use in the Registration Statement).

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of separate counsel shall be at the expense of the Indemnifying Party). It being understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding (including separate Proceedings that have been or will be consolidated before a single judge) be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, which firm shall be appointed by a majority of the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent; provided, that if the Indemnifying Party has elected not to assume the defense of such Proceeding, that such consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

(d) Contribution. If a claim for indemnification under Section 7(a) or (b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified

Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include, subject to the limitations set forth in Section 7(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 7(d), no Managing Seller shall be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by such Managing Seller from the sale of Guarantor Parent Common Stock subject to the Proceeding exceeds the amount of any damages that such Managing Seller has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The indemnity and contribution agreements contained in this Section 7 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

8. Representations and Warranties of the Managing Sellers. By execution of the Agreement, each Managing Seller, as to itself, hereby represents and warrants to the Guarantor Parent as follows:

(a) Such Managing Seller is a Non-U.S. person, and acknowledges that Guarantor Parent has entered into the Agreement in reliance upon such Managing Seller’s representations, warranties and covenants made in this Section 8.

(b) Such Managing Seller has been advised and acknowledges that:

(i) the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement have not been, and when issued, will not be registered under the Securities Act, the securities laws of any state of the United States or the securities laws of any other country;

(ii) in issuing and selling the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement to such Managing Seller pursuant hereto, the Guarantor Parent is relying upon the “safe harbor” provided by Regulation S and/or on Section 4(2) under the Securities Act; and

(iii) it is a condition to the availability of the Regulation S “safe harbor” that the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement not be offered or sold in the United States or to a U.S. person until the expiration of a one-year “distribution compliance period” (or a six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) following the Closing Date; provided that prior to the expiration of the one-year “distribution compliance period” (or six-month “distribution compliance period,” if the issuer is a “reporting issuer,” as defined in Regulation S) after the Closing Date (the “Restricted Period”), the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement may be offered and sold by the holder thereof only if: (A) the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement, pursuant to Rule 144 or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person.

(c) As used herein, the term “United States” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia, and the term “U.S. person” (as defined in Regulation S) means:

(i) a natural person resident in the United States;

(ii) any partnership or corporation organized or incorporated under the laws of the United States;

(iii) any estate of which any executor or administrator is a U.S. person;

(iv) any trust of which any trustee is a U.S. person;

(v) any agency or branch of a foreign entity located in the United States;

(vi) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;

(vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and

(viii) a partnership or corporation organized or incorporated under the laws of any foreign jurisdiction and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

As used herein, the term “Non-U.S. person” means any person who is not a U.S. person or is deemed not to be a U.S. person under Rule 902(k)(2) of the Securities Act.

(d) Such Managing Seller agrees that with respect to the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement, until the expiration of the applicable Restricted Period:

(i) such Managing Seller, its agents or its representatives have not and will not solicit offers to buy, offer for sale or sell any of the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement, or any beneficial interest therein, in the United States or to or for the account of a U.S. person; provided, that the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement may be offered and sold by the holder thereof only if: (A) the offer or sale is within the United States or to or for the account of a U.S. person (as such terms are defined in Regulation S), the securities are offered and sold pursuant to an effective registration statement, pursuant to Rule 144 or pursuant to an exemption from the registration requirements of the Securities Act; or (B) the offer and sale is outside the United States and to other than a U.S. person; and

(ii) such Managing Seller shall not engage in hedging transactions with regard to the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement unless in compliance with the Securities Act.

The restrictions set forth in this Section 8(d) are binding upon subsequent transferees of the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement, except for transferees pursuant to an effective registration statement. Such Managing Seller agrees that after the applicable Restricted Period, the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement may be offered or sold within the United States or to or for the account of a U.S. person only pursuant to applicable securities laws.

(e) Such Managing Seller has not engaged, nor is it aware that any third party has engaged, and such Managing Seller will not engage or cause any third party to engage, in any directed selling efforts (as such term is defined in Regulation S) in the United States with respect to the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement.

(f) Such Managing Seller: (i) is domiciled outside the United States; (ii) certifies it is not a U.S. person and does not intend to hold the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement for the account or benefit of any U.S. person; and (iii) on the Closing Date, such Managing Seller or persons acting on such Managing Seller’s behalf in connection therewith will be located outside the United States.

(g) At the time of offering to such Managing Seller and communication of such Managing Seller’s order to purchase the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement, and at the time of such Managing Seller’s execution of the Agreement, the Managing Seller or person or persons acting on such Managing Seller’s behalf in connection therewith were located outside the United States.

(h) Such Managing Seller is not a “distributor” (as defined in Regulation S) or a “dealer” (as defined in the Securities Act).

(i) Such Managing Seller acknowledges that the Guarantor Parent shall make a notation in its stock books regarding the restrictions on transfer set forth in this Section 8 and shall transfer such shares on the books of the Guarantor Parent only to the extent consistent therewith. In particular, such Managing Seller acknowledges that the Guarantor Parent shall refuse to register any transfer of the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement not made in accordance with the restrictions on transfer set forth in this Section 8.

(j) Such Managing Seller understands and agrees that each certificate held by such Managing Seller representing the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement, or any other securities issued in respect of such shares or upon conversion thereof upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall bear the following legend (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER THIS SECURITY ONLY (A) TO THE [GUARANTOR PARENT], (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, OR (D) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE [GUARANTOR PARENT]’S RIGHT PRIOR TO ANY OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C) OR (D) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATES AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO THE [GUARANTOR PARENT]. THIS CERTIFICATE MUST BE SURRENDERED TO THE [GUARANTOR PARENT] OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, PLEDGE, HYPOTHECATION OR ANY OTHER TRANSFER OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE.

(i) Such Managing Seller hereby represents that such Managing Seller is satisfied as to the full observance of the laws of the Managing Seller’s jurisdiction in connection with any invitation to subscribe for the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement, including (i) the legal requirements within the Managing Seller’s jurisdiction for the purchase of the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of such securities. Such Managing Seller’s subscription and payment for, and such Managing Seller’s continued beneficial ownership of, the Deferred Equity Consideration issuable pursuant to Section 3.1.2 of the Agreement will not violate any applicable securities or other laws of the Managing Seller’s jurisdiction.

9. Miscellaneous Provisions. Sections 16, 17 and 18 of the Agreement shall apply mutatis mutandis to the provisions of this Exhibit 10.1.5 and all rights and obligations of each party to the Agreement set forth herein.

Exhibit A

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those shares. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 supplementing or amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders and certain related persons against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.